As filed with the Securities and Exchange Commission on September 7,
2001
Registration  No.  333-_____________

                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM SB-2
                           REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        SPECIALIZED SOLUTIONS, INC.
            (Exact name of registrant as specified in its charter)
FLORIDA                                 8243               59-3670988
(State or other jurisdiction of     (Primary Standard    (I.R.S. Employer
incorporation or organization)        Industrial         Identification
No.)                                  Classification
                                      Code Number)

3910 Riga Boulevard, Tampa, Florida        33619          (813) 621-6061
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Carrie A. Cameron, President
3910 Riga Boulevard
Tampa, Florida 33619
Telephone: (813) 621-6061 Facsimile: (813) 621-8823
(Address, including zip code, and telephone number, including area code, of registrant's agent for service)

COPIES OF COMMUNICATIONS TO:
Jackson L. Morris, Esq.
3116 West North A Street
Tampa, Florida 33609-1544
Telephone:  (813) 874-8854  Facsimile:  (813) 873-9628

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



CALCULATION OF REGISTRATION FEE

Title of each                           Proposed      Proposed
class of securities                     Maximum        Maximum
to be registered     Amount to be    offering price   aggregate   Amount of
registration         registered        per Share*  offering price    fee

Common Stock,
$.001 par value      2,500,000(1)          nil           nil         nil

Common Stock,
$.001 par value      4,708,000(2)          nil           nil         nil

Common Stock,
$.001 par value      2,792,000(3)          nil           nil         nil
                   --------------------------------------------------------
--
Total:              10,000,000       $________      $________     $________

(1) Registered for distribution as a dividend in kind to the stockholders of Stampede Worldwide, Inc.
(2)  Registered for sale by the Registrant
(3)  Registered for resale by selling stockholders.
*Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 (the "Securities Act"). The registrant is unable to determine or estimate the price at which any of the securities will be sold.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.



CROSS REFERENCE SHEET

This table sets forth the location in the prospectus of the information required to be included in the prospectus in response to the items in Form SB-2.


Item of Form SB-2                           Location in Prospectus
------------------                          -----------------------
Item 1.   Front of registration statement   Outside front cover of prospectus
  and outside front cover of prospectus.

Item 2.   Inside front and outside back     Inside front cover and outside
  cover pages of prospectus.                  back cover of prospectus and
                                              Additional Information.

Item 3.   Summary information               Risk Factors.
  and risk factors.

Item 4.   Use of proceeds.                  Use of Proceeds.

Item 5.   Determination of offering price.  Distribution of Shares.

Item 6.   Dilution.                         Not applicable.

Item 7.   Selling security holders.         Selling Stockholders.

Item 8.   Plan of distribution.             Distribution of Shares.

Item 9.   Legal proceedings.                The Business-Legal Proceedings.

Item 10.  Directors, executive officers,    The Company, Management, and
  promoters and control persons              Principal Stockholders.

Item 11.  Security ownership of certain     Principal Stockholders.
  beneficial owners and management.

Item 12.  Description of securities.        Description of Securities.

Item 13.  Interest of named experts and     Interest of Counsel, Experts.
  counsel.

Item 14.  Disclosure of Commission          Management.
  position on indemnification for
  Securities Act liabilities.

Item 15.  Organization within last          The Company.
  five years.

Item 16.  Description of business.          The Business.

Item 17.  Management's discussion and       Management's Discussion and
  analysis or plan of operation.             Analysis of Results of
                                             Operations and Financial
                                             Condition.

Item 18.  Description of property.          The Business-Description of
                                             Property.

Item 19.  Certain relationships and         Certain Transactions with
  related transactions.                      Management and Others.

Item 20.  Market for common equity          Dividends on Common Stock and
 and related stockholder matters.           Related Stockholder Matters.

Item 21.  Executive compensation.           Management-Management
                                             Compensation.

Item 22.  Financial statements.             Financial Statements.

Item 23.  Changes In and Disagreements      Not applicable.
  With Accountants on Accounting and
  Financial Disclosure.


SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED ___________, 2001. SPECIALIZED SOLUTIONS, Inc.
2,500,000 SHARES OF COMMON STOCK FOR DISTRIBUTION TO STOCKHOLDERS OF STAMPEDE WORLDWIDE, INC.
4,708,000 SHARES OF COMMON STOCK OFFERED BY THE COMPANY
2,792,000 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

2,500,000 Shares of Common Stock, $.001 par value per share, of Specialized Solutions, Inc. (the "Company") are being distributed to approximately _______ stockholders of Stampede Worldwide, Inc., a publicly traded company. The Shares are being distributed as a dividend in kind, in a ratio of one share of the Company for every ____ shares, which the recipient holds in Stampede Worldwide, Inc. Stampede Worldwide, Inc.'s stockholders of record on _______, 2001 will be entitled to participate in the distribution. Upon receipt, the Shares may be held for investment or sold into the public market, assuming a public trading market develops for the Company's common stock, of which there is no assurance. Recipients of the distribution will not incur any federal income tax with respect to receipt of the Shares. The Company will not receive any proceeds from the distribution of the Shares to Stampede Worldwide, Inc.'s stockholders.
See, "Distribution of Shares".

4,708,000 shares of Common Stock of the Company offered hereby are being offered and sold by the Company. The Shares offered by the Company will be offered by the Company's officers who will not be paid any compensation for the sale thereof. The Shares offered by the Company are expected to be sold in negotiated transactions to investors and resold into the public trading market for the Company's Common Stock, in the event a public trading market develops. The price at which the Company will sell the Shares is expected to be related to the then current bid and asked quotations for the Common Stock on the OTC Bulletin Board. There is no assurance the Company will be able to sell any of the Shares which it is offering. See, "Distribution of Shares".

2,792,000 Shares of Common Stock of the Company offered hereby are being offered and sold by selling stockholders ("Selling Stockholders") for their own account in open market or in block transactions, assuming a public trading market develops for the Company's common stock of which there is no assurance. See, "Selling Stockholders". The Company will not receive any proceeds from the Offering made by the Selling Stockholders. Selling Stockholders may sell Shares to or through broker-dealers and the broker-dealers' compensation may be in the form of discounts, concessions or commissions from the Selling Stockholders and commissions from or mark ups charged to purchasers. The Selling Stockholders and participating broker-dealers may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended, (the "Securities Act"), in which event any discounts, concessions or commissions they receive, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company believes none of the Selling Stockholders have established underwriting or selling arrangements for their Shares. There is no assurance any public trading market for the Shares will develop into which the Selling Stockholders may sell their Shares. See, "Selling Stockholders" and "Distribution of Shares".

                   [Cover page continued on following page.]
The Common Stock offered by both the Selling Stockholders and by the Company is referred to herein as "Shares" and the offering thereof as the "Offering".
The Company's Common Stock is expected to be quoted on the OTC Bulletin Board under the trading symbol of ______.

The Company is engaged in developing and selling computer certification training courses, as well as developing customized curricula for corporations and other entities. These courses include classroom, self-study and on-line training.

AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.  See "RISK
FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 2001

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


REPORTS TO SECURITY HOLDERS
The Company intends to furnish to security holders annual reports containing audited financial statements and unaudited financial statements for each of the first three quarters of each fiscal year. In addition, the Company may from time to time furnish to security holders additional information about the Company and its business as deemed appropriate by Management.

TABLE OF CONTENTS
                                                                  Page
The Company
Risk Factors
Use of Proceeds
Capitalization
Selected Financial Data
Management's Discussion and Analysis of Financial
  Condition and Results of Operations
The Business
Management
Management Compensation

Certain Transactions with Management and Others
Principal Stockholders
Description of Securities
Selling Stockholders
Distribution of Shares
Dividends on Common Stock and
  Related Stockholder Matters
Legal Matters
Experts
Additional Information
Index to Financial Statements

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Shares in a jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified so to do. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus.

Until _________, 2001 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may by required to deliver a Prospectus. This Requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


THE COMPANY

Specialized Solutions, Inc. (the "Company") was incorporated in Florida under the name "i-Academy, Inc." on August 25, 2000. The Company's founder was Stampede Worldwide, Inc., a Florida corporation. The Company was organized for the purpose of engaging in information technology training and education. The Company changed its name to Specialized Solutions, Inc. on August 9, 2001, following a statutory merger with a Florida corporation of the same name on August 8, 2001. At the time of the merger, the Company had no business, but did have a state-of-the-art information-technology training center. The acquired company was incorporated in Florida, on November 27, 1996 by its founder, Carrie A. Cameron, the Company's chairman and chief executive officer, for the purpose of engaging in information technology training and education. The Company has two inactive, wholly owned subsidiaries: QuickCert, Inc., and Customized Curriculum, Inc. The Company's business described in this Prospectus is the business of the acquired company founded by Ms. Cameron, unless otherwise specified.

The Company's offices are located at 3910 Riga Boulevard, Tampa, Florida 33619, its telephone number is (800) 942-1660 and its telephone facsimile number is (877) 200-5959. The Company operates several Web sites, including www.specializedsolutions.com, www.customizedcurriculum.com, and www.quickcert.com.

RISK FACTORS

This Prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and is subject to the safe harbors created by those sections. These forward-looking statements are subject to significant risks and uncertainties, including information included under Parts I and II of this prospectus which may cause actual results to differ materially from those discussed in such forward-looking statements. The forward-looking statements within this prospectus are identified by words such as "believes", "anticipates", "expects", "intends", "may", "will" and other similar expressions regarding the Company's intent, belief and current expectations. However, these words are not the exclusive means of identifying such statements. In addition, any statements which refers to expectations, projections or other characterizations of future events or circumstances and statements made in the future tense are forward-looking statements. Readers are cautioned that actual results may differ materially from those forecasted in the forward-looking statements as a result of various factors, many of which are beyond the control of the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Plan of Operations" and "Business", identifies important factors, which could cause or contribute to such differences. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring subsequent to the filing of this annual with the Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by the Company in this prospectus.]

Investment in the shares involves a high degree of risk. The following risk factors should be considered carefully in evaluating the Company, its business, condition and prospects (financial and otherwise) before purchasing any of the Shares. These risk factors are not necessarily exhaustive and additional risk factors, if any, may be material or have significance to an individual investor. Many investment opportunities involve risk factors or a risk of loss, including the existence of the normal and extraordinary risks. The existence of these risk factors and possibly others should not necessarily be the sole determining factor in whether or not to purchase Shares. All of the information in this Prospectus should be carefully considered in connection with the risk factors described below.

Risks Related To Business And Operations:

Dependence on key personnel. The Company is substantially dependent upon the knowledge, efforts and abilities of Ms. Cameron, its founder, chairwoman and chief executive officer, with respect to the conduct of its business and operations. The Company is dependent upon Ms. Cameron because of her extensive involvement in the development of the Company's business. The termination of employment by Ms. Cameron for any reason in the near future could be expected to have an adverse effect on the Company because the Company may not be able to find a replacement for her who has her level of dedication to the Company. The Company is depending upon Ms. Cameron as the Company's founder and major stockholder for her dedication, commitment and financial interest in the Company as a basis for her continuing employment with the Company.

Competition. The Company competes against better-established and larger providers of information technology training, including user manuals and self-instruction books available in most bookstores. There is no assurance the Company will be able to expand its business and market share in competition with such other providers and sources of instruction.

Lack of dividends. The Company has not declared or paid dividends on its common stock, which includes the Shares, and may elect to retain all or most of its net profits, if any, in the foreseeable future to provide operating and expansion capital. The Company cannot predict if or when it will have current and retained earnings or surplus from which to legally declare and pay dividends. There is no assurance as to if or when the Board of Directors will declare a dividend on the common stock, which includes the Shares.

Voting control by management stockholders. Ms. Cameron, who is a director and chief executive officer of the Company, owns 4,825,000 shares of the Company's common stock (1,000,000 of which are included for sale pursuant to this Prospectus), representing fifty-one percent and, assuming the sale of such Shares included herein, twenty-seven percent of the Company's issued and outstanding Common Stock. John V. Whitman, Jr., a director of the Company, owns 500,000 shares of the Company's common stock (all of which are included for sale pursuant to this Prospectus), representing five percent and, assuming the sale of such Shares included herein, zero percent
of the Company's issued and outstanding Common Stock   See, "Principal
Stockholders" and "Selling Stockholders". Each issued and outstanding share of the common stock is entitled to one vote on each nominee for a directorship. The Company's Articles of Incorporation do not authorize cumulative voting for the election of directors. Any person who controls or can obtain more than fifty percent of the votes cast for the election of each director will control the election of all directors. Accordingly, it is likely the stockholders who are also the directors and management of the Company hold a sufficient number of votes to elect all of the directors of the Company and purchasers of the Shares, which are sold pursuant to this Prospectus will not be able to elect any directors, especially in the event election is held at a meeting of stockholders.

Risks Related To The Offering:

No assurance of public trading market for Shares; Volatility. Prior to the date of this Prospectus, there has been no public trading market for the Company's common stock, which includes the Shares. Development and continuation of a sustained and active trading market for the Company's common stock may depend upon the interest in the Company of securities market makers, the investing public and institutional investors, which may depend in turn on the Company's revenues, profits and financial prospects. The price at which the Shares may trade may be volatile. Furthermore, the Company's common stock is expected to be quoted on the OTC Bulletin Board, instead of the NASDAQ Small Cap Market or a regional or national exchange. That quotation medium is believed to have an adverse impact on the interest of some securities brokerage firms and of public investors for the securities quoted there.

Trading limitations on stock at a market price of less than $5 per share. Management cannot predict the market price of the Company's common stock in the public securities market at any time in the future. At any time the quoted bid price is less than $5 per Share, certain larger stock brokerage firms may prohibit purchase or sale of the Company's common stock in their customers' accounts. All securities brokerage firms effecting purchase orders for new clients in the Company's common stock at a time when the common stock has a market bid price of less than $5 per share are required by federal law to send a standardized notice to such new clients regarding the risks of investing in "penny stocks", to provide additional bid, asked, broker compensation and other information to the new client, to make a written determination that the Shares are a suitable investment for the new client and to receive the new client's written agreement to the transaction, unless the client is an established client of the firm, prior to effecting a transaction for the client. These business practices may inhibit the active public trading market for the Company's common stock during periods that the price is less than $5 by both limiting the number of brokerage firms, which may participate in the market and increasing the difficulty in selling the Common Stock. Management cannot predict if or when the Company will qualify to have its common stock traded on NASDAQ or a regional or national securities exchange, which would, if admitted to trading in any such market, exempt transactions in the common stock, regardless of the market price, from the procedures and safeguards mandated by the "penny stock" regulations summarized above.

USE OF PROCEEDS

There is no assurance as to if or when the Company may sell any or all of the 4,708,000 shares, which it is offering for sale by this Prospectus and receive net proceeds from the sale thereof. Furthermore, the price or prices at which the Company sells the shares, if any are sold, cannot be predicted; nor, can the Company predict the uses and needs it may have for the net proceeds at the time of such sale or sales. Accordingly, the Company cannot predict either the total amount of the actual net proceeds, if or when they may be received or how they may be used. In general, the Company anticipates using not more than ten percent for payment of services to be rendered, with the remaining net proceeds being used for expansion, sales and marketing expenses and for general working capital purposes.
See, "Business" and " Distribution of Shares - Distribution by the
Company".

CAPITALIZATION

The following table sets forth the pro forma capitalization of the Company at June 30, 2001, as if the reverse merger had been completed at that date. This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

At June 30, 2001:
Long term debt, net of current maturities:                    $  30,394
Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized
9,511,923 shares issued and outstanding                           9,512
Paid in Capital                                                  72,845
Accumulated deficit                                            (124,719)
Total stockholders' deficit                                    ( 42,362)
Total capitalization                                             18,188

SELECTED FINANCIAL DATA

The following table presents selected financial data at the dates and for the periods indicated. The table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. Pro Forma Consolidated Condensed Statements of Operations for the period ended June 30, 2001, includes Specialized Solutions, Inc.'s six months amounts and for I-Academy, Inc.'s nine months amounts.

Pro Forma Consolidated Condensed Statement of Operations Data:
                                  Year ended                Period ended
                               December 31,2000            June 30, 2001
                               ----------------          ----------------
Sales                               $ 2,134,101              $ 1,057,240
Cost of sales                           676,393                  484,597
Gross profit                          1,457,708                  572,643
Operating expenses                    1,348,998                  774,493
Other income and income tax expense     (15,732)                  19,463
                                     ----------               ----------
Net income (loss)                   $    92,978              $  (182,387)

Loss per common share:              $      0.01              $     (0.02)
Weighted average common
 shares outstanding:                  9,511,923                9,511,923

Pro Forma Consolidated Balance Sheet Data:

At June 30, 2001:
Working capital deficiency                                  $ (254,873)
Total assets                                                $  568,886
Long-term obligations, less
  current portion                                           $   30,394
Total stockholders' deficit                                 $ ( 42,362)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR YEARS ENDED DECEMBER 31, 2000 AND 1999,
AND FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

Specialized Solutions, Inc.:

Financial Condition:

The Company's financial position remained virtually unchanged as of December 31, 2000 in contrast to its financial position at December 31,1999. Current assets increased by $169,392 and current liabilities increased by $189,201 resulting in a decrease in working capital of $19,809. The cash balance increased by $12,876. Accounts receivable net of allowances increased by $90,329 and other receivables by $58,634. The increase in accounts receivable is proportional on a percent basis to the increase in sales revenue for the year ended December 31, 2000. Accounts receivable at December 31, 2000 was 10.3% of sales as compared to 8.61% at December 31, 1999. The accounts payable and accrued liabilities balances increased by $86,649 as of the aforementioned dates. Current portion of long-term debt and short-term notes increased by $102,552. The increase was due to the Company's short-term need to finance product development costs in advance of sales. Long-term liabilities increased by $458,930, from a balance at December 31, 1999 of $244,818 to a balance of $703,748 at December 31, 2000. The increase was due primarily to the purchase of treasury stock from a prior shareholder resulting in a $600,000 increase in long-term liabilities. Stockholders' equity has decreased by $498,006 from a deficit of $131,166 at December 31, 1999 to a deficit of $629,172 at December 31, 2000. The increase in deficit is due primarily to the cost of treasury stock purchased from a prior shareholder, creating a $600,000 reduction in shareholders' equity. Without the treasury stock purchase, overall shareholders' equity would have increased from a deficit of $131,166 at December 31, 1999 to a deficit of $29,172 at December 31, 2000. Overall, the balance sheet has increased by $154,317 from total assets of $466,713 at December 31, 1999 to $621,030 at December 31, 2000.

Results of Operations:

For the twelve months ended December 31, 2000 in contrast with the same period in 1999, revenues increased by $631,863 or 42.1%. The increase in revenues is attributed primarily to the sale of Customized Curriculum products.

Cost of sales increased by $160,795 for the twelve months ended December 31, 2000 versus 1999. Additionally, the gross profit margin improved to 68.3% for the twelve months periods ended December 31, 2000 from 65.7% for the same period in 1999.

Net income per share, increased by $2,239 to $2,040 for the twelve months ended December 31, 2000 versus a net loss per share $(199) for the same period of 1999.

For the six months ended June 30, 2001 in contrast with the same period in 2000, revenues decreased by only $14,727. The reduction in revenues is attributed to the current overall business climate, resulting in client company reductions in new hire orientation programs, which effect Customized Curriculum product sales. The reduction in these revenues for June 30, 2001 is $442,500 when compared to June 30, 2000. Management believes that the trend is on an upswing with a sales backlog of Customized Curriculum products pending of $300,000. Also, management believes that by the end of fiscal year 2001, the Company will exceed the 2000 Customized Curriculum revenues.

Cost of sales increased by $92,570 for the six months ended June 30, 2000 versus 1999. The increase in cost of sales is attributed to more branded product sales, which have a higher cost of production than the Customized Curriculum products. As a result, the gross profit margin declined to 58.2% for the six months periods ended June 30, 2000 from 68.1% for the same period in 1999.

Net income per share decreased by $2,112 to a net loss of $(1,703) for the six months ended June 30, 2000 versus net income per share $409 for the same period of 1999.

Liquidity and capital resources:

During the twelve months ended December 31, 2000 and 1999, the Company funded all of its working capital needs through long-term borrowings and operations.

The Company's working capital ratio was negative as of December 31, 2000 and has continued to remain in that position through the date of this filing. Working capital at December 31, 2000 decreased by $19,809 from working capital at December 31, 1999. The Company's current ratio at December 31, 2000 was a negative 1.0:1.7 ratio in contrast to the negative current ratio of 1.0:2.3 at December 31, 1999.

i-Academy. Inc.:

Financial Condition:

The Company ceased operations on March 30, 2001, due to prolonged unprofitable operations and negative cash flows.

For the period from August 25, 2000 (inception) to September 30, 2000, current assets were $34,614 and current liabilities were $44,170, producing negative working capital of $9,556. Accounts receivable were $20,170 and inventory from the I-Academy store was $14,444. Current liabilities consisted of prepayments on classroom training, resulting in a deferred liability of $44,170. Fixed assets, which consisted primarily of computers and peripherals net of accumulated depreciation of $3,104, was $149,149. Shareholders' equity was $147,093, which consisted of $155,312 contributed capital from Stampede Worldwide, Inc. (the Parent) and accumulated deficit during the development stage of $8,219. Total assets of the Company were $191,263 at September 30, 2000.

For June 20, 2001, the Company had no cash balance or current assets. Furthermore, the Company had no liabilities. Fixed assets net of accumulated depreciation totaled $132,747. Total shareholders' equity had declined to $139,966, of which $244,620 was contributed capital from Stampede Worldwide, Inc. (the Parent) and an accumulated deficit of $104,654.

Results of Operations:

The Company ceased operations on March 30, 2001, due to prolonged unprofitable operations and negative cash flows.

For the period from August 25, 2000 (inception) to September 30, 2000, there were no revenues. However, classroom training had been sold in advance of the scheduled classes, resulting in deferred revenue of $44,170.

There was no cost of sales.  General and administrative expenses totaled
$8,219.

Net loss per share was $82.19.

For the nine months ended June 30, 2001, revenues were $71,174. All these revenues were earned prior to March 30, 2001.

Cost of sales was $72,427 for the nine months ended June 30, 2001. The cost of sales is attributed to instructor fees, travel expenses and consulting fees. The Company incurred the consulting fees in an effort to re-focus the core objectives of the Company, as well as, redirecting the marketing effort into profitable lines. These efforts were considered a complete failure by management. Resulting in the Company ceasing operations on March 30, 2001. The gross profit margin was a negative $1,253 for the nine months ended June 30, 2001.

Net loss per share totaled $964 as of June 30, 2001.

Liquidity and capital resources:

During the period from August 25, 2000 (inception) to September 30, 2000, the Company funded all of its working capital needs through inter-company transfers from the Parent.

The Company's working capital ratio was negative as of September 30, 2000; subsequent to March 30, 2001, working capital was nil and has continued to remain in that position through the date of this filing. Working capital at September 30, 2000 was a negative $9,556. For the nine months ended June 30, 2001, working capital had increased to $0.

THE BUSINESS

Business Overview:

Specialized Solutions, Inc. (the "Company") was incorporated in Florida under the name "i-Academy, Inc." on August 25, 2000. The Company's founder was Stampede Worldwide, Inc., a Florida corporation. The Company was organized for the purpose of engaging in information technology training and education. The Company changed its name to Specialized Solutions, Inc. on August 9, 2001, following a statutory merger with a Florida corporation of the same name on August 8, 2001.

The Company provides its customers with quality training materials and cost effective, self-paced technology-based training solutions for the training and certification requirements of students and professionals. The Company's products include software, videotapes, interactive computer-based training ("CBT"), web-based training ("WBT"), study guides and professional certification programs. The Company attributes its growth to its employees' dedication and to principles designed to foster high levels of professional competence and business ethics in its employees.

The Company's goal and core business competency is to provide quality, easy-to-use technical training materials, written and produced in highly comprehensible formats. The customer's needs are of paramount concern in the writing and design of the Company's training aids and materials.

Proprietary Products:

One of the Company's most popular certification programs is the A+ Boot Camp. This program includes videotapes, workbooks, CBT, and skill assessment software, designed to prepare students for the A+ Certification exam. A+ Certification is designed for information technology ("IT") professionals who are in the business of upgrading and repairing personal computers. While intended for use as self-paced training for the individual, A+ Boot Camp has gained acceptance as curriculum in many training centers and other instructor-led programs. This course is available in both English and Spanish formats.

The Company believes it is the industry leader in providing Certified Document Imaging Architect ("CDIA") training and test preparation. The CDIA package is structured to meet CompTIA's (Computing Technology Industry Association) certification requirements for this nationally recognized credential in the document imaging industry. This course includes a textbook, a set of five training videos and a practice examination simulator on cd-ROM and is designed to provide the student with all the tools and support needed to successfully complete the CDIA certification.

The Company also offers computer application and network certification packages. These include complete training solutions for:
Network+ and i-Net+ certifications;
Microsoft certification training for the complete MCSE (Microsoft Certified Systems Engineer) 4.0 suite, the complete MCSE 2000 suite and Microsoft Office 2000 application & MOUS (Microsoft Office User Specialist) training materials; Unix to NT training;
Novell training and certification for Novell CNA and CNE; and, CISCO CCNA (CISCO Certified Network Associate) training and certification.

Customized Curricula:

The Company develops customized curricula to meet specific customer needs. Existing curricula can be developed into multimedia and WBT. The Company will also develop programs based upon specific customer objectives and goals. In both cases, the Company's staff will work with the customer to assess specific needs and then develop a program to help the customer achieve its objectives and goals. Some of the services the Company offers include: digital video production (scripting, design, production and editing); video to cd-ROM conversion; self-study curriculum development, CBT development; practice exam development, including the new CAT designs; WBT and full Web development.

In the last twenty-four months the Company has completed the following projects, among others:

- A CBT course for Firstlogic, Inc., (a Wisconsin-based software manufacturer) that teaches the end-user how to plan, implement, and manipulate their Desktop Mailer software. As a worldwide technology leader, Firstlogic manufactures enterprise data and quality solutions for data warehousing, e-business, print and mail applications.

- The Company has an ongoing relationship with Canon USA, Inc., who is one of the world's largest document and imaging equipment manufacturers, with over 70,000 employees worldwide. The Company has developed several of Canon's materials for training objectives, including the Canon Digital Workshop II, Imagerunner, and ColorPass technical training courses and has created instructor guides, participant guides and a wide range of multimedia materials for Canon's digital imaging workshops.

- The Company is a partner with Microsoft Press, a division of Microsoft Corporation, on authoring and co-authoring some of Microsoft Press' IT training textbooks. Microsoft Press provides comprehensive learning and training resources to help new users, power users and professionals get the most from Microsoft technology. The Company has written and reworked several titles for Microsoft Press, which include MCSE Training Kit, Networking Essentials Plus and MCSE Training Kit, and A+ Certification.

- The Company developed an assisted-self study program for both the A+ and Network+ certifications for Minolta Business Solutions. This customized program includes WBT and CBT approved textbooks that integrate Minolta products into the CompTIA (Computing Technology Industry Association) certification programs not only to prepare Minolta's service representatives for the examinations, but also to thoroughly train them in both theory and real-world applications.

- The Company developed two five-day, instructor-led programs for Pitney
Bowes: Network Basics and Application & Database Administration Basics.

Classroom Training:

The OnCourse facility is a premier technical training center located in the Tampa Bay area, offering customized curriculum to meet specific needs of changing careers, and continuing education for experienced IT professionals. OnCourse training features classrooms equipped with state-of-the-art computers for both Windows and Macintosh users and offer a unique variety of courses and technical certifications including Macromedia ColdFusion, A+, Network+, MCSE and CISCO certifications, among others.

On-Line Training:

The i-Academy online training site offers interactive e-learning solutions and online test preparation for IT certifications including CompTIA, CISCO and Microsoft Programs, as well as sales and soft-skill training. Through interactive simulations, hands-on activities, and other various knowledge checks our students benefit from 24/7 on-demand training and high retention levels. Students can receive instant access when using the Company's e-commerce site or customized corporate solutions can be developed to meet an administrator's specific requirement. The educational and development department creates all course materials for the I-Academy site.

Product Development:

The educational and development department of the Company is responsible for the creation of new products and product lines. This department consists of computer, media and educational professionals, as well as technical writers, test question developers and editors.

Product development starts when a potentially marketable course is identified. The Company may identify a potentially marketable course when a certifying entity, such as Microsoft or CompTIA, launches a new certification program, or because a need arises in the marketplace. In addition, the Company's management monitors key competitors to determine their product release dates, so the Company can meet or beat other products to the marketplace.

Marketing:
Current marketing avenues include Internet marketing, such as banner advertising, and strategic search engine placement, direct mail campaigns, television advertising, magazine advertising, and direct inside telephone sales.

Research and Development Costs

The educational and development department creates all training materials, regardless of product line. In the case of customized curriculum, research and development cost totaled $70,820 and $37,800 for the fiscal years ended December 31, 2000 and 1999, respectively. Since the product is customized to the customer's needs, one hundred percent of developmental costs are borne by the customer. In the case of branded products, development costs totaled $175,318 and $106,590 for the fiscal years ended December 31, 2000 and 1999. These development costs are capitalized into inventory and recouped through product sales.

Sale of Significant Asset

Under the terms of the merger agreement with the Company, Ms. Cameron, purchased the office building owned by the company of which she had been the sole stockholder and which was acquired by her on March 9, 2001 and is leased by the Company through the date of this Prospectus. The consideration paid by Ms. Cameron was the assumption of the balance of the mortgage on that property. The original cost of the building is $210,000, with a remaining mortgage of $178,267 at the time of transfer.

Facilities and Personnel:

The Company leases 7,727 square feet of office space located in Tampa, Florida. All of the Company's operations are located at this facility.
The Company believes the facility is adequate for current operations and growth in the foreseeable future. The Company's office, include a state-of-the-art training center divided into three classrooms, two with fourteen Pentium III 600 mhz work stations each and one with nine MacIntosh dual processor G-4 work stations. The training center also includes a Vue (Virtual University Enterprises) testing center. Vue is a nationally recognized computer based test delivery service, which allows students to take certification tests immediately following completion of their training course.

The Company employs 21 full-time and 1 part-time individuals. The Company's personnel include six in engineering and product development, nine in sales, two in product shipping, three in administrative capacities and two executive officers.

Legal Proceedings:

The Company is not engaged in any legal proceedings at the date of this Prospectus. The Company may from time to time engage in litigation as a plaintiff or defendant in the normal course of its business.

MANAGEMENT

The names, ages and terms of office of directors and executive officers of the Company are set forth in the following table:
Name                     Age    All positions with Company      Director
                                                                 Since
---------------------------------------------------------------------------
Carrie A. Cameron        33     Chairman and Chief Executive       1996
John V. Whitman, Jr.     43     Director                           2001
J. Frank Foster          30     Chief Operating Officer.           2001
Robert E. Hartford       54     Chief Financial Officer            2001

Each director is elected by holders of a majority of the common stock to serve for a term of one year and until his or her successor is elected and qualified, which is generally at the annual meeting of stockholders; provided, that Ms. Cameron and Mr. Whitman, being the first directors following the merger of a company by the same name into the Company are serving as directors pursuant to the plan of merger contained in the Articles of Merger. The Company has paid Mr. Whitman a fee of 500,000 shares of the Company's common stock, which is offered for sale hereby, for his services as a director of the Company for one year. Officers serve at the will of the board. The Company may indemnify directors and officers against damages, which qualify, in the opinion of the disinterested members of the board, for indemnification under Florida law and the Company's Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to Florida law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Carrie A. Cameron was the founder of the Company's business in 1996. Since 1996 Ms. Cameron has been responsible for customized curriculum sales, overseeing new product development, developing strategic business partners, and the overall management of the Company. Prior to founding the Company's business, Ms. Cameron was employed by Sophisticated Systems, Inc., a manufacturer of electrolytic chlorine generators, located in Palm Harbor, Florida beginning in 1987, in various capacities including International Sales Manager. Ms. Cameron attended St. Petersburg Junior College in Tarpon Springs, Florida, taking courses in computer science.

Robert E. Hartford has been the Chief Financial Officer of the Company since August 2001. Mr. Hartford from January 1997 through to Present, is the President of Hartford Capital, Inc. a management consulting firm providing strategic and financial management services to companies with revenues under $10 million. During this time Mr. Hartford has acted as interim President, CFO, COO or Vice President of Business Development for small companies including medical software development, electronics manufacturing, computer based training. In this capacity Mr. Hartford served as the CFO/COO for Specialized Solutions from October 2000 until February 2001. Mr. Hartford was a founding member of KGACorfinance LLC based in Dallas, Texas. KGACorfinance provides consulting services to companies seeking help with merger, acquisition, divestitures or capital formation. From August 1995 to December 1996 Mr. Hartford was Vice President of Eaglestone Capital, Inc. ECI is a Wyoming based private equity group incorporated to buy and hold private manufacturing and service companies. Mr. Hartford holds a BA in Accounting (1972) from the University of South Florida.

J. Frank Foster is the Company's Chief Operating Officer and has been with Specialized Solutions since October 1998. Mr. Foster has developed and overseen the development of most of the Company's branded and customized products. Mr. Foster's experience in the computer industry is extensive, spanning 20 years developing software and other multimedia projects, including the pioneering of interactive learning technologies. Prior to joining the Company, Mr. Foster was president and founder of his own company from May 1997 to October 1998, which was involved in developing software as well as forensic 3D animation reconstruction. Previous to that he was lead developer for Constructive Software Solutions, Inc. from February 1996 to May 1997 and was involved in developing multimedia applications. Mr. Foster attended St. Petersburg Junior College in St. Petersburg, Florida.

John V. Whitman Jr. has been a director of the Company since its inception and has continued as a director pursuant to the Merger Agreement between the Company and the company founded by Ms. Cameron of the same name. He is the founder, Chairman and Chief Executive Officer of Stampede Worldwide, Inc., a publicly traded company quoted on the OTC Bulletin Board with a trading symbol of "STPW". Stampede is, at the date of this Prospectus, in reorganization under Chapter 11 of the Bankruptcy Code and, expects to have its plan of reorganization confirmed within approximately fifty days from the date of this Prospectus. Stampede was the holding company and the sole stockholder of the Company prior to its merger with the company founded by Ms. Cameron. Stampede is headquartered in Tampa, Florida.

In 1996, he formed JMAR Communications, which changed its name to Chronicle Communications, Inc. before becoming a publicly traded, over-the-counter bulletin board company in 1997. In 1998, Chronicle Communications purchased United Printing & Publishing, which was liquidated pursuant to Chapter 7 of the Bankruptcy Code in 2000. Stampede Worldwide re-established commercial printing operations and entered into the technical sector, offering such services as web development, hosting; computer hardware and software sales; technical recruitment/placement; and technical training classes. Mr. Whitman is heavily involved with numerous Chambers of Commerce, a member of Kiwanis, Rotary and Who's Who Worldwide Registry of Business Leaders. Mr. Whitman is an Associated Press award-winning photographer. Mr. Whitman attended Hillsborough Community College and the University of South Florida.

Management Compensation:
                     Annual Compensation     Long-Term Compensation
Name &                               Other     Restricted
Principal       Fiscal  Salary &    Annual        Stock      LTIP   Other
Position         Year   Bonuses  Compensation    Awards    Payouts   Comp
--------------  ------  -------  ------------  ----------  -------  -----
Carrie Cameron    2000  $80,481  $    0        $   0       $  0     $  0
(Chief Executive  1999  $61,246  $    0        $   0       $  0     $  0
  Officer)        1998  $28,835  $    0        $   0       $  0     $  0

Mr. Whitman has been paid 500,000 shares of the Company's common stock for serving as a director of the Company for one-year commencing on August 6, 2001. The common shares are not publicly traded and the market value is indeterminable as of the date of this Prospectus.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

Under the terms of the merger agreement with the Company, Ms. Cameron, purchased the office building owned by the company of which she had been the sole stockholder and which was merged into the Company on August 8, 2001. The Company has entered into a lease with Ms. Cameron, for the office building, ending on March 31, 2002. The Company pays Ms. Cameron $ 1,785 per month in rent under the lease. The consideration paid by Ms. Cameron was the assumption of the $178,267 balance of the mortgage on that property. The original cost of the building was $210,000 in 1998. The Company believes the transfer of the property to Ms. Cameron was reasonable in view of the fact that she had been the sole owner of the business which owned the property, being entitled through compensation, distributions or dividends to any profits earned by that business, and the Company had no continuing use for the property following its merger into the Company. The fair market or appraised value of the property was not determined at the time of its transfer to Ms. Cameron. To the extent the mortgage balance assumed by Ms. Cameron was less than fair market value, the difference could be considered as compensation or a distribution.

PRINCIPAL STOCKHOLDERS

The names of directors and officers and the name of each person who owns legally and beneficially more than five percent of the Company's issued and outstanding common stock at the date of this Prospectus, the address of each such person, the number of shares which each owns and the percentage of the common stock represented by such shares before and after the offering made hereby (assuming all Shares, including the Shares offered by the Company, are sold) is set forth in the following table. All ownership is both legal and beneficial unless otherwise indicated. See, "Selling Stockholders".

                                   Number of Shares and Percentage
Name                          Before Offering        After Offering
------------------------      ---------------        --------------
Carrie A. Cameron (1)        4,825,000   50.75%   3,825,000   26.72%
John V. Whitman, Jr. (1)(2)    500,000    5.26%   None        None
J. Frank Foster (1)             25,000    0.26%   None        None
Robert E. Hartford (1)          10,000    0.11%   None        None
All directors and officers
as a group  (4 persons)      5,360,000   56.27%   4,422,250   None

Stampede Worldwide, Inc. (2) 1,000,000   10.52%   None        None
 3910 Riga Boulevard, Tampa, Florida 33619

(1) Ms. Cameron, Mr. Whitman, Mr. Foster and Mr. Hartford's address is the address of the Company.
(2) Mr. Whitman may be deemed to be the beneficial holder of the shares owned by Stampede Worldwide, Inc., in that he is the chairman of the board and the president of that company. Mr. Whitman and his family hold seven hundred thousand shares of Stampede, or eight-tenth of one percent of that company's issued and outstanding common stock.

DESCRIPTION OF SECURITIES

Common Stock:

The Company is authorized to issue up to one hundred million shares of common stock, $.001 value per share. A total of 9,511,923 shares of common stock are issued and outstanding at the date of this Prospectus. Assuming the sale of all the shares offered by the Company pursuant to this Prospectus, the Company will have 14,219,923 issued and outstanding. Holders of the common stock, which includes the Shares, (i) have equal and ratable rights with all holders of issued and outstanding common stock to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably with holders of issued and outstanding common stock in all of the assets of the Company available for distribution to holders of common stock, after distribution of the liquidation preference on the preferred stock, upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights;
(iv) have no redemption or sinking fund provisions applicable thereto; and
(v) have one vote on election of each director and other matters submitted to a vote of stockholders. All shares of common stock outstanding are, and those sold pursuant to this Prospectus when issued and delivered against payment therefore, will be, duly authorized, legally issued, fully paid and non-assessable.

Transfer Agent. The Company has engaged Atlas Stock Transfer Corporation, Salt Lake City, Utah to act as its transfer agent and registrar for the Common Stock.

SELLING STOCKHOLDERS

For information about the distribution of 2,500,000 Shares to be made hereunder by Stampede Worldwide, Inc. to its stockholders, See, "Distribution of Shares".

The following table sets forth the name of each Selling Stockholder who owns less than one percent of the issued and outstanding common stock of the Company and who has Shares included in this Offering. Assuming all such shares are sold, none of these selling stockholders will own any stock in the Company. The total number of shares included in this Offering by the following Selling Stockholders is 92,000 Shares. The Company will not receive any proceeds from the sale of the common stock by the following Selling Stockholders.

                                   Number of
                                 Shares   Shares to
Name of Selling                  owned     be sold
Stockholder
---------------------------   ------------  ----------

J. Frank Foster*                 25,000     25,000
Robert E. Hartford*              10,000     10,000
John Krysher                     25,000     25,000
Winston D. Carlee, Jr.           20,000     20,000
Susan Schmidt                     5,000      5,000
Shawn Oliver                      5,000      5,000
Barry Steves                      2,000      2,000

*Company officer

The following table sets forth the name of each Selling Stockholder who owns more than one percent of the issued and outstanding common stock of the Company before the Offering, the number of Shares included in the Offering made by this Prospectus and the percentage of common stock the Selling Stockholder owns before this Offering and will own after the Offering, assuming the sale of all the Shares included in this. The total number of Shares included in the offering by these Selling Stockholders is 2,700,000 Shares. The Company will not receive any of the proceeds from the sale of the common stock by the following Selling Stockholders.

                                   Number of           Percent of Class
                                Shares   Shares to     Before      After
Name of Selling                 owned     be sold   Offering(1) Offering(2)
Stockholder
---------------------------   ------------  ----------  --------   -------
Carrie Cameron                   4,825,000    1,000,000   50.75%    26.72%
Jackson L. Morris                  200,000      200,000    2.10%     0.00%
Stampede Worldwide, Inc.         1,000,000    1,000,000   10.52%     0.00%
John V. Whitman, Jr.               500,000      500,000    5.26%     0.00%

(1) Prior to the sale of any Common Stock offered by the Company by this Prospectus.
(2) Assumes the sale of all Common Stock offered by the Company by this Prospectus.

DISTRIBUTION OF SHARES

Distribution by Stampede Worldwide, Inc., Income Tax Consequences:

Following the effective date of the registration statement of which this Prospectus is a part, Stampede Worldwide, Inc. will distribute, as a dividend in kind, 2,500,000 shares of the Company's common stock which Stampede Worldwide, Inc. retained in the merger on August 8, 2001 of a company which had the same name as the Company. Stampede Worldwide, Inc.'s stockholders of record and those with stock held in brokerage accounts on ______, 2001 will be entitled to receive the distribution. Persons participating in the distribution are not required to take any action in order to receive Shares. Participants in the distribution will receive one of the Company's Shares for each _______ shares which they own in Stampede Worldwide, Inc. To the extent participants in the distribution sell Shares immediately upon or soon following receipt, they may be deemed to be statutory "underwriters", as that term is defined in the Securities Act and may be required to deliver a copy of this Prospectus at or before delivery of a confirmation for any such sale, which delivery would be completed by securities broker-dealer effecting the sale on behalf of the participant. Stampede Worldwide, Inc., does not have any "current or retained earnings and profits" for federal income tax purposes. Accordingly, participants will not incur any federal income tax upon receipt of Shares, but may incur a reduction in taxable basis of the Stampede shares which they own in an amount equal to the fair market value of the Shares received. Any gain realized by participants upon sale of Shares will be treated as long or short-term capital gain for federal income tax purposes.

Distribution by the Company:

The Company is offering 4,708,000 shares of its authorized but unissued common stock for sale by this Prospectus in a "self underwritten" public offering. The Company's officers will offer the Shares on behalf of the Company. See, "Management". Management will not be paid any special compensation for sales of the Shares. The Company will rely on Rule 3(a)4-11 in that none of the management members has ever been either a registered securities broker-dealer or an affiliate or associated person thereof. The Company will receive the net proceeds from the sale of the 4,708,000 shares, with up to ten percent being used in payment for services to be rendered. There is no assurance the Company will be able sell all or any of these Shares. The Shares offered by the Company are expected to be sold in negotiated transactions to investors who may resell the Shares into the public trading market, in the event a market develops. The Company expects the price at which any investor may purchase Shares to be negotiated between the Company and the individual investor and the price is expected to be related to the bid and asked quotations for the Company's common stock on the OTC Bulletin Board. To the extent these investors resell Shares immediately upon or soon following receipt, they may be deemed to be statutory "underwriters", as that term is defined in the Securities Act and may be required to deliver a copy of this Prospectus at or before delivery of a confirmation for any such sale, which delivery would be completed by securities broker-dealer effecting the sale on behalf of the participant.

Distribution by Selling Stockholders:

The Selling Stockholders are offering an aggregate of 2,792,000 Shares for their own, individual accounts. The Company has prepared the registration statement and is paying the costs of the registration statement of which this Prospectus is a part. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company is solely responsible for the content of the registration statement and of this Prospectus. The Company has not engaged an underwriter for the Offering made by the Selling Stockholders. No Selling Stockholders has advised the Company that he or she has engaged an underwriter for the Offering. Generally, the Company expects the individual Selling Stockholders to place their respective Shares in their individual accounts at their own securities brokers and request the entry of sell orders against their stock positions.

The Selling Stockholder may sell the Shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both. Upon any sale of Shares offered hereby, the Selling Stockholders and participating broker-dealers or selling agents may be deemed to be "underwriters" as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.
Any Selling Stockholder or any affiliate of a Selling Stockholder or any Selling Stockholders who are acting in concert may violate Regulation M promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange of Act of 1934, as amended, ("Exchange Act") in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the Company's common stock in the public market before the time such Selling Stockholder or all the Selling Stockholders who are acting in concert, as the case may be, have sold all of their shares of common stock which are covered by this Prospectus. Accordingly, no Selling Stockholder and no affiliate of a Selling Stockholder and no Selling Stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the common stock in the public market for the common stock, in the event a public market develops, until such person has sold all of his shares covered by this Prospectus. Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of the common stock (known as "stabilizing"), which bid or purchase does not comply with Regulation M, will be in violation of the regulation. Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations. Furthermore, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution.

Prospectus Delivers

To the extent any person receiving shares from Stampede Worldwide, Inc. or purchasing shares from the Company may be deemed to be a statutory "underwriter" and therefore be required to deliver a copy of this Prospectus prior to or at the time of his resale of the shares, the Company will make copies of this Prospectus available upon request in sufficient quantities to satisfy such prospectus delivery requirements.

MARKET FOR THE SHARES, DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER
MATTERS

Market for the Shares:

At the date of this Prospectus, there is no public trading market for the Shares. ____________, a securities broker-dealer, has applied to the National Association of Securities Dealers, Inc. for authorization to submit bid and asked quotations for the Company's common stock to the OTC Bulletin Board. The firm has received approval, subject to completion of the distribution of Shares by Stampede Worldwide, Inc. to its stockholders. The Company's common stock is expected to be quoted under the trading symbol of "____".

Number of stockholders:

At the date of this Prospectus, the Company had _____ stockholders of record. Following the distribution of part of ______ Shares to the stockholders of Stampede Worldwide, Inc. on the effective date of the registration statement of which this Prospectus is a part, the Company will have approximately ________ stockholders of record and an estimated ______ beneficial owners with Shares in brokerage accounts.

Dividends:

Dividends on the common stock can be paid lawfully only out of current and retained earnings and surplus of the Company, when, as and if declared by the Board of Directors. The Company has not declared or paid any dividends on the common stock or the preferred stock and there is no assurance dividends will be paid in the foreseeable future. The payment of dividends in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other factors, which the board of directors deems relevant. The Company does not expect to pay cash dividends within the next five years based upon its plan to invest its profits, if any, in expansion of the Company's shopper products and community news products.

Stockholder votes:

The acquisition in a statutory merger of a company with the same name as the Company on August 8, 2001 was approved by a unanimous vote of the sole stockholder of each of the constituent companies. Following the merger, an Amendment to the Company's Articles of Incorporation changing the Company's name to Specialized Solutions, Inc. from i-Academy, Inc. was approved by a unanimous vote of all stockholders.

INTEREST OF COUNSEL

The Company will rely on an opinion given by Jackson L. Morris, Esq., Tampa, Florida, as to the legality of the Shares. Mr. Morris owns 200,000 shares of the Company's common stock, all of which is included in this Prospectus. See, "Selling Stockholders".

EXPERTS

The Company's financial statements at and for the period ended December 31, 1999 and 2000 included in this Prospectus and the related Registration Statement have been audited by Bella, Hermida, Gillman, Hancock & Mueller, independent certified public accountants, of Plant City, Florida, as stated in their report appearing herein, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and, in accordance therewith, files reports and other information with the U.S. Securities and Exchange Commission ("Commission") in Washington, D.C. pursuant to Section 15(d) of the Exchange Act. These reports and other information may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10049. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a web site that contains such material filed electronically with the Commission at http://www.sec.gov. The Commission's web site can also be accessed through the Company's web site at http://www.specializedsolutions.com.

FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
                                                                  Page
Specialized Solutions, Inc. (the Company)
 Consolidated Pro Forma:                                            1
Pro Forma Consolidated Condensed Balance Sheets at
December 31, 2000                                                   2
Pro Forma Consolidated Condensed Statements of Operations
 For December 31, 2000 and June 30, 2001 (unaudited)               3-4

Specialized Solutions, Inc.:

Independent Auditor's Report                                        5
Balance Sheets at December 31, 2000 and 1999 and
   June 30, 2000 and 1999 (unaudited)                               6
Statements of Operations for December 31, 2000 and 1999 and
   June 30, 2000 and 1999 (unaudited)                               7
Statements of Changes in Stockholders' Deficit
   at December 31, 2000 and 1999                                    8
Statements of Cash Flows December 31, 2000 and 1999 and
   June 30, 2000 and 1999 (unaudited)                              9-10
Notes to Financial Statements                                     11-15

i-Academy, Inc.:

Independent Auditor's Report                                        1
Balance Sheet at September 30, 2000                                 2
Statement of Operations for September 30, 2000                      3
Statement of Changes in Stockholder's Equity
   at September 30, 2000                                            4
Statement of Cash Flows September 30, 2000                         5-6
Notes to Financial Statements                                      7-9
Balance Sheet at June 30, 2001                                      11
Statement of Operations for June 30, 2001                           12
Statement of Changes in Stockholder's Equity
   at June 30, 2001                                                 13
Statement of Cash Flows June 30, 2001                             14-15
Notes to Financial Statements                                     16-17



                          SPECIALIZED SOLUTIONS, INC.
                          ==========================
                PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEETS
                                JUNE 30, 2001
                          --------------------------

                                                   Pro Forma
                          Specialized             Adjustments
                           Solutions, I-Academy       &         Pro Forma
                              Inc.       Inc.     Elimination Consolidated
                          ----------- ----------- ----------- ------------

ASSETS
------

CURRENT ASSETS:
 Accounts Receivable      $  153,493  $           $            $  153,493
 Other Current Assets        172,488                              172,488
                          ----------- ----------- -----------  -----------
   Total Current Assets      325,981                              325,981

PROPERTY AND EQUIPMENT,
 NET                         102,939     132,747                  235,686
                          ----------- ----------- -----------  -----------
INTANGIBLE ASSETS                          7,219                    7,219
                          ----------- ----------- ----------- ------------
TOTAL ASSETS              $  428,920  $  139,966  $            $  568,886
                          =========== =========== ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
CURRENT LIABILITIES:

 Current Maturities of
   Long-Term Debt         $  126,161  $           $  (96,000)(2)$  30,161
 Accounts Payable            409,609                              409,609
 Other Current Liabilities   141,084                              141,084
                          ----------- ----------- -----------  -----------
   Total Current
    Liabilities              676,854                 (96,000)     580,854

LONG-TERM LIABILITIES        466,394                (436,000)(2)   30,394
                          ----------- ----------- -----------  -----------
   Total Liabilities       1,143,248                (532,000)     611,248
                          ----------- ----------- -----------  -----------

STOCKHOLDERS' EQUITY (DEFICIT):
 Common Stock                    100                   8,225 (1)
                                                         395 (2)
                                                         792 (4)    9,512
 Additional Paid In Capital   10,291     244,620      (8,225)(1)
                                                     531,605 (2)
                                                    (600,000)(3)
                                                    (105,446)(5)   72,845
 Accumulated Deficit        (124,719)   (104,654)    105,446 (5)
                                                        (792)(4) (124,719)
 Less: Treasury Stock       (600,000)                600,000 (3)     -
                          ----------- ----------- -----------  -----------
   Total Stockholders'
    Equity (Deficit)        (714,328)    139,966     532,000      (42,362)
                          ----------- ----------- -----------  -----------

TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)                $  428,920  $  139,966  $     -       $ 568,886
                          =========== =========== ===========  ===========

(1) To record acquisition of I-Academy, Inc.
(2) To record issuance of 394,923 common shares for convertible note payable.
(3) To retire treasury stock valued at cost.
(4) To record stock issued by I-Academy, Inc. to employees and consultants.
(5) To eliminate I-Academy, Inc.'s retained earnings.


                      SPECIALIZED SOLUTIONS, INC.
                      ===========================
       PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 2000
            -----------------------------------------------

                                                   Pro Forma
                          Specialized             Adjustments
                           Solutions, I-Academy       &         Pro Forma
                              Inc.       Inc.     Elimination Consolidated
                          ----------- ----------- ----------- ------------

SALES                     $2,134,101  $           $           $ 2,134,101

COST OF SALES                676,393                              676,393
                          ----------- ----------- ----------- ------------

GROSS PROFIT               1,457,708                            1,457,708
                          ----------- ----------- ----------- ------------

OPERATING EXPENSES:

General and Administrative   731,427       8,219         797      740,443
Selling Expenses             568,385                              568,385
Interest Expense              40,170                               40,170
                          ----------- ----------- ----------- ------------
  Total Operating Expenses 1,339,982       8,219         797    1,348,998
                          ----------- ----------- ----------- ------------

NET INCOME (LOSS)
FROM OPERATIONS              117,726      (8,219)       (797)     108,710
                          ----------- ----------- ----------- ------------

OTHER INCOME (EXPENSE)
 Other Income                 29,272                               29,272
                          ----------- ----------- ----------- ------------

NET INCOME (LOSS) BEFORE
INCOME TAXES                 146,998      (8,219)       (797)     137,982

INCOME TAX (EXPENSE)
 BENEFIT                     (45,004)       -                     (45,004)
                          ----------- ----------- ----------- ------------

NET INCOME (LOSS)         $  101,994  $   (8,219) $     (797) $    92,978
                          =========== =========== =========== ============

Net Income per Share                                          $      0.01
                                                              ============
Weighted Average Shares
 Outstanding                                                    9,511,923
                                                              ============


                      SPECIALIZED SOLUTIONS, INC.
                      ===========================
       PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
           FOR THE PERIOD ENDED JUNE 30, 2001(UNAUDITED)
           -------------------------------------------------

                                                   Pro Forma
                          Specialized             Adjustments
                           Solutions, I-Academy       &         Pro Forma
                              Inc.       Inc.     Elimination Consolidated
                          ----------- ----------- ----------- ------------

SALES                     $  986,066  $   71,174  $           $ 1,057,240

COST OF SALES                412,170      72,427                  484,597
                          ----------- ----------- ----------- ------------

GROSS PROFIT                 573,896      (1,253)                 572,643
                          ----------- ----------- ----------- ------------

OPERATING EXPENSES:

General and Administrative   335,107      97,234         797 (4)  433,138
Selling Expenses             326,871                              326,871
Interest Expense              14,484                               14,484
                          ----------- ----------- ----------- ------------
  Total Operating Expenses   676,462      97,234         797      774,493
                          ----------- ----------- ----------- ------------

NET LOSS FROM
 OPERATIONS                 (102,566)    (98,487)       (797)    (201,850)
                          ----------- ----------- ----------- ------------

OTHER INCOME (EXPENSE)
 Other Income                 17,411       2,052                   19,463
                          ----------- ----------- ----------- ------------

NET LOSS BEFORE
INCOME TAXES                 (85,155)    (96,435)       (797)    (182,387)

INCOME TAX (EXPENSE)
 BENEFIT                        -           -                        -
                          ----------- ----------- ----------- ------------

NET LOSS                  $  (85,155) $  (96,435) $     (797) $  (182,387)
                          =========== =========== =========== ============

Net Income (Loss) per Share                                   $     (0.02)
                                                              ============
Weighted Average Shares
 Outstanding                                                    9,511,923
                                                              ============


April 12, 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Specialized Solutions, Inc.

We have audited the accompanying balance sheets of Specialized Solutions, Inc., (a Florida Corporation) as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialized Solutions, Inc. as of December 31, 2000 and 1999, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

Respectfully submitted,

BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER

Certified Public Accountants
Plant City, Florida



                          SPECIALIZED SOLUTIONS, INC.
                          ==========================
                               BALANCE SHEETS
                          DECEMBER 31, 2000 AND 1999
                                     AND
                      JUNE 30, 2001 AND 2000 (UNAUDITED)
                      ----------------------------------

                                         DECEMBER 31,            JUNE 30,
                                       ----------------     ----------------
                                       2000        1999     2001        2000
                                       ----        ----     ----        ----
                                                               (UNAUDITED)
ASSETS
------
CURRENT ASSETS:
 Cash                             $   15,138  $   2,262  $   2,521  $   38,441
 Accounts Receivable, Net of
  Allowances of $14,070 (2000)
  and $18,424 (1999)                 219,630    129,301    153,493     229,422
 Inventory                            23,732      6,700     74,342      11,206
 Other Receivables                    58,634                90,357       2,216
 Other Current Assets                  5,268     14,747      5,268      14,747
                                    --------   --------   ---------  ---------
   Total Current Assets              322,402    153,010    325,981     296,032

PROPERTY AND EQUIPMENT, NET          298,628    313,703    102,939     306,627
                                    --------   --------   ---------  ---------
TOTAL ASSETS                       $ 621,030  $ 466,713  $ 428,920   $ 602,659
                                    ========   ========   ========    ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------
CURRENT LIABILITIES:
 Short-Term Notes                  $  49,993  $  49,500  $  50,775  $  47,000
 Current Maturities of
   Long-Term Debt                    124,141     22,082    126,161     71,581
 Accounts Payable                    319,222    235,502    409,609    262,579
 Deferred Income Tax Liability                               3,169
 Other Current Liabilities            46,151     43,222     87,140     88,398
                                    --------   --------  ---------   ---------

   Total Current Liabilities         539,507    350,306    676,854    469,558

LONG-TERM LIABILITIES                703,748    244,818    462,616    231,626

DEFERRED INCOME TAX LIABILITY          6,947      2,755      3,778      2,755
                                   ---------   ---------  ---------  ---------

   Total Liabilities               1,250,202    597,879  1,143,248    703,939
                                   ---------    -------  ---------   ---------
STOCKHOLDERS' DEFICIT:
 Common Stock, $1 Par Value,
  100 Shares Authorized, 50 and
  100 Shares Issued and
  Outstanding at December 31,
  2000 and 1999, respectively            100        100        100        100
 Additional Paid In Capital           10,291     10,291     10,291     10,291
 Accumulated Deficit                 (39,563)  (141,557)  (124,719)  (111,671)
 Less: Treasury Stock, at Cost,
   50 shares (2000)                 (600,000)      -      (600,000)      -
                                    --------   --------  ---------   ---------
   Total Stockholders' Deficit      (629,172)  (131,166)   (714,328) (101,280)
                                    ---------  ---------  ---------  ---------
TOTAL LIABILITIES AND
 STOCKHOLDERS' DEFICIT            $  621,030  $ 466,713  $ 428,920  $ 602,659
                                   =========   ========   ========   ========

The Accompanying Notes are an Integral Part of These Financial Statements



                     SPECIALIZED SOLUTIONS, INC.
                     ===========================
                      STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                AND
        FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)
        --------------------------------------------------------------

                                        YEAR ENDED             SIX MONTHS
                                        DECEMBER 31,         ENDED JUNE 30,
                                   2000         1999         2001      2000
                                   ----         ----         ----      ----
                                                               (UNAUDITED)

SALES                          $2,134,101  $1,502,238   $  986,066  $1,000,793

COST OF SALES                     676,393     515,598      412,170     319,600
                                ---------   ---------    ---------   ---------
GROSS PROFIT                    1,457,708     986,640      573,896     681,193
                                ---------   ---------    ---------   ---------

OPERATING EXPENSES:

General and Administrative        731,427     629,401      335,107     357,123
Selling Expenses                  568,385     362,237      326,871     274,980
Interest Expense                   40,170      32,826       14,484       9,046
                                ---------   ---------     ---------  ---------
  Total Operating Expenses      1,339,982   1,024,464      676,462     641,149
                                ---------   ---------    ---------   ---------

NET INCOME (LOSS)
FROM OPERATIONS                   117,726     (37,824)    (102,566)     40,044
                                ---------   ---------    ---------   ---------

OTHER INCOME (EXPENSE)
 Other Income                      29,272      19,281       17,411         842
 Loss on Disposal of Property
   And Equipment                              (13,328)
                                ---------   ---------    ---------   ---------

   Total Other Income (Expense)    29,272       5,953       17,411         842
                                ---------   ---------    ---------   ---------

NET INCOME (LOSS) BEFORE
INCOME TAXES                      146,998     (31,871)     (85,155)     40,886
                                ---------   ---------    --------   --------

INCOME TAX (EXPENSE) BENEFIT      (45,004)     11,992         -           -
                                 ---------  ---------    ---------   ---------

NET INCOME (LOSS)              $  101,994  $  (19,879)  $  (85,155) $   40,886
                                =========   =========    =========   =========

Net Income (Loss) per Share    $    2,040  $  (   199)  $  ( 1,703) $     409
                                =========   =========    =========   =========


Weighted Average Shares
   Outstanding                         50         100           50        100
                                =========   =========    =========   ========

The Accompanying Notes are an Integral Part of These Financial Statements

                     SPECIALIZED SOLUTIONS, INC.
                     ===========================
              STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
             -----------------------------------------------------

                             Common Stock   $1 Par     Additional
                             Shares      Amount  Paid-In Capital
                             ------      ------  ---------------
Balance, October 1, 1998       100       $ 100      $ 10,291
Net Loss                       ---         ---        ------

Balance, December 31, 1999     100         100        10,291

Treasury Stock Acquired        (50)

Net Income                     ---         ---        ------

Balance, December 31, 2000      50       $ 100      $ 10,291
                               ===         ===        ======



                      SPECIALIZED SOLUTIONS, INC.
                      ===========================

          STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT (CONTINUED)
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
------------------------------------------------


                           Accumulated     Treasury
                             Deficit         Stock         Total
                             -------         -----         -----


Balance, October 1, 1998   $( 121,678)    $            $ (111,287)

Net Loss                    (  19,879)                   ( 19,879)
                              -------       -------       -------


Balance, December 31, 1999  ( 141,557)                   (131,166)



Treasury Stock Acquired                    (600,000)     (600,000)


Net Income                    101,994                     101,994
                              -------       -------       -------


Balance, December 31, 2000 $(  39,563)    $( 600,000)  $( 629,172)
                              =======        =======      =======

The Accompanying Notes are an Integral Part of These Financial Statements


                       SPECIALIZED SOLUTIONS, INC.
                       ===========================
                        STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                 AND
           FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)
           --------------------------------------------------

                                      DECEMBER 31,                JUNE 30,
                                   2000        1999            2001       2000
                                   ----        ----            ----       ----
                                                                 (UNAUDITED)

CASH FLOWS FROM
OPERATING ACTIVITIES:
 Net Income (Loss)                $101,994   $(19,879)  $(85,155)  $   29,886
 Adjustments to Reconcile Net
  Income (Loss) to Net Cash Provided
  by Operating Activities:
   Depreciation and Amortization    22,705     15,707     11,352       11,000
   Increase (Decrease) in Net
    Deferred Taxes                  13,670    (11,991)   ( 9,046)
   Net Loss on Disposal of Assets              13,328
 Changes in Operating Assets and
  Liabilities:
   Accounts Receivable             (90,328)   (74,395)    66,137     (100,121)
   Other Receivables               (58,634)               (2,790)      (2,216)
   Inventory                       (17,032)    (4,957)   (50,610)      (4,506)
   Accounts Payable                 83,720     78,224     90,387       97,077
   Other Current Liabilities         2,930      5,078     46,271       45,176
                                  --------    -------    -------      -------
     Net Cash Provided by
      Operating Activities          59,025      1,115     66,546       76,296
                                  --------    -------    -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures               (4,538)   (92,000)   (19,100)      (3,924)
                                  ---------   --------   -------      -------
     Net Cash Used in Investing
      Activities                    (4,538)   (92,000)   (19,100)      (3,924)
                                  ---------   --------   -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net Proceeds from Short-Term Debt     493     49,500      2,802       49,500
 Proceeds from Long-Term Debt and
  Capital Leases 	                             50,000
 Principal Payments on Long-Term Debt
  and Capital Leases               (42,104)   (10,319)  (62,865)     (85,693)
                                   --------   -------  -------     -------
     Net Cash Provided by (Used in)
      Financing Activities         (41,611)    89,181    (60,063)     (36,193)
                                   --------   -------   --------      -------

NET INCREASE (DECREASE) IN CASH      12,876    (1,704)   (12,617)      36,179

CASH AT BEGINNING OF PERIOD           2,262     3,966     15,138        2,262
                                     ------    ------   --------      -------

CASH AT END OF PERIOD                15,138     2,262      2,521       38,441
                                    =======   =======    =======      =======


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash Paid during the Period
   for Interest                    $ 38,792  $ 27,763   $ 14,484     $  9,046
                                    =======   =======    =======      =======

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Property Acquired
with Long-Term Note                          $185,000
                                              =======

Equipment Acquired with
Capital Lease                    $  3,091    $ 42,218
                                  =======     =======

Treasury Stock Purchased with
   Long-Term Note                $600,000
                                  =======

Property Sold to Stockholder
   For the Mortgage Payable                              $213,763
                                                          =======

Account Payable Paid with
   Short-Term Note                                                   $ 70,000
                                                                      =======

The Accompanying Notes are an Integral Part of These Financial Statements


                     SPECIALIZED SOLUTIONS, INC.
                     ===========================
                  NOTES TO THE FINANCIAL STATEMENTS
                     DECEMBER 31, 2000 AND 1999
                ------------------------

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Specialized Solutions, Inc. was organized as a Florida corporation in November, 1996. The Company designs and sells information technology training products. The Company's products include training programs on video and compact disk, books and other courseware on various computer technologies. These products are marketed primarily via television, the Internet, direct mail and publications. The Company also designs custom curriculums for business customers.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
----------------

For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. The Company holds no such instruments at December 31, 2000 and 1999.

Accounts Receivable
-------------------

The Company grants unsecured credit to certain customers for terms of 10 to 60 days. The Company estimates and records an allowance for bad debts and sales returns based on historical experience. Accounts receivable with credit balances have been included as a current liability in accounts payable in the accompanying Balance Sheets.

Inventory
---------

Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories consist principally of videotapes, compact disks and printed material.

Property and Equipment
----------------------

Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 40 years. Expenditures for maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Revenue Recognition
-------------------
Revenue on product sales is recognized upon shipment or transfer of title to the customer. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Advertising Costs
-----------------

Advertising costs are generally charged to operations in the year incurred and totaled $192,319 and $52,874 for the years ended December 31, 2000 and 1999, respectively.

Research and Development Costs
------------------------------

Research, development, and engineering costs are expensed in the year incurred. These costs were $268,909 and $91,801 for the years ended December 31, 2000 and 1999, respectively.

NOTE 2:  OTHER RECEIVABLES

At December 31, 2000, Other Receivables consists of a receivable from the owner and sole shareholder in the amount of $32,754 and a receivable from an employee who is also a former shareholder in the amount of $25,880.

NOTE 3:  PROPERTY AND EQUIPMENT

          Property and Equipment, at cost, consist of the following:

                                              2000          1999
                                              ----          ----

          Building and Improvements       $ 238,250     $ 238,250
          Equipment                          66,630        66,630
          Computers and Software             33,707        26,077
          Furniture and Fixtures             14,935        14,935
                                            -------       -------
             Total                          353,522       345,892

          Less, Accumulated
           Depreciation and Amortization     54,894        32,189
                                            -------       -------

                     Net Property and Equipment      $ 298,628     $ 313,703
                                          =========     =========

Property and equipment include gross assets acquired under capital leases of $46,193 and $43,102 at December 31, 2000 and December 31, 1999,
respectively. Related amortization included in accumulated depreciation was $6,928 and $2,514 at December 31, 2000 and December 31, 1999, respectively. Capital leases are included as a component of computers and software and equipment. Amortization of assets under capital leases is included in depreciation expense. Depreciation expense for the years ended December 31, 2000 and 1999 was $22,705, and $15,707, respectively.

NOTE 4:  SHORT-TERM DEBT

Short-term debt consists of a line of credit with a bank in the amount of $50,000. Interest is payable monthly at a variable rate based on the Citibank, N. A. New York rate plus one percent. The principal is payable on demand.

NOTE 5:  LONG-TERM LIABILITIES

          Long-Term Liabilities consist of the following:

                                             2000        1999
                                             ----        ----
          Note payable to former
           stockholder; not interest
           bearing; monthly payments
           of $8,000; secured by 50
           shares of treasury stock       $ 580,000

          Note payable to trust;
           bearing interest at 10%;
           monthly payments of $1,785,
           principal and interest;
           balloon payment of $175,147
         due February 1, 2002, secured
           by a mortgage on the Company's
           building                         179,144     182,470

          Note payable to bank; bearing
           interest at 8.75%; monthly
           payments of $1,035, principal
           and interest; secured by all
           corporate assets, including
           inventories and accounts
           receivable                        38,030      46,635

          Capital lease payable to
           leasing company; bearing
           interest at 36.79%; monthly
           payments of $1870, principal
           and interest; secured by studio
           equipment and furniture; option
           to purchase at the greater of
           fair market value or $4,222       27,658      37,795

          Capital lease payable to retailer;
           bearing interest at 16.53%;
           monthly payments of $112,
           principal and interest; secured
           by computer equipment              3,057
                                            -------     -------

          Total                             827,889     266,900

          Less, Current Maturities          124,141      22,082
                                            -------     -------

          Net Long-Term Debt              $ 703,748   $ 244,818
                                            =======     =======

The aggregate annual maturities of long-term debt and capital leases are as follows:

                                       LONG-TERM      CAPITAL
            YEAR ENDING DECEMBER 31,     DEBT         LEASES
             ------------------------     ----        -------

                       2001            $ 109,092     $ 15,049
                       2002              281,761       13,743
                       2003              107,245          869
                       2004              103,076        1,054
                       2005               96,000
                    Subsequent           100,000
                                         -------       ------

                       TOTAL           $ 797,174     $ 30,715
                                         =======       ======

NOTE 6:  INCOME TAXES

The federal and state income tax provision (benefit) is summarized as follows:

                                      2000          1999
                                      ----          ----

          Current:
            Federal                $ 25,343     $
            State                     5,991
                                     ------         ------

                                     31,334
                                     ------         ------

          Deferred:
            Federal                  11,672        (10,239)
            State                     1,998         (1,753)
                                     ------         ------

                                     13,670        (11,992)
                                     ------         ------

          Total Provision (Benefit)
           for Income Taxes        $ 45,004     $  (11,992)
                                     ======         ======

The Company's effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income before income taxes primarily because of certain expenses deductible for financial reporting purposes that are not deductible for tax purposes and operating loss carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The major temporary differences that give rise to the deferred tax assets and liabilities are as follows: provision for bad debts and sales returns, depreciation and net operating losses carryforwards.

NOTE 7:  TREASURY STOCK

During November 2000, the Company repurchased 50 shares from a 50% shareholder, at a cost of $600,000. A long-term note payable to the seller financed the purchase.

NOTE 8:  COMMITMENTS AND CONTINGENCIES

The Company leased various office equipment under operating leases with terms of less than one year. Rent expense for these leases amounted to $18,966 and $16,004 for the years ended December 31, 2000 and 1999, respectively.

The Company has obligations under agreements to pay royalties to developers of certain of its products based on product sales. Royalty expense under these agreements amounted to $54,321 and $34,284 for the years ended December 31, 2000 and 1999, respectively.

NOTE 9:  SUBSEQUENT EVENTS

During March, 2001, the Company entered into an merger agreement with I-Academy, Inc., a subsidiary of Stampede Worldwide, Inc. Under the terms of the agreement, the surviving company will be renamed to "Specialized Solutions, Inc." and will be required to issue and register under the Securities Act of 1933 approximately 5.7 million shares of Company common stock to effect the merger. Also subsequent to year-end, as a condition of the merger agreement, the president and sole shareholder of Specialized Solutions purchased the Company's existing facility and assumed liability for the related mortgage note payable.

                     SPECIALIZED SOLUTIONS, INC.
                     ===========================
                  NOTES TO THE FINANCIAL STATEMENTS
                  June 30, 2000 AND 1999 (Unaudited)
                -----------------------------

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the results of operations for the periods presented have been included. Operating results for the interim period shown in this report are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the audited financial statements and footnotes for the year ended December 31, 2000.

NOTE 2:  RELATED PARTY TRANSACTION

Under the terms of the merger agreement with the Company, Ms. Cameron, purchased the office building owned by the company of which she had been the sole stockholder and which was acquired by her on March 9, 2001 and is leased by the Company through the date of this Prospectus. The consideration paid by Ms. Cameron was the assumption of the balance of the mortgage on that property. The original cost of the building is $210,000, with a remaining mortgage of $178,267 at the time of transfer.



                                 i-ACADEMY, INC.
                                 ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

             FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS' REPORT
                               SEPTEMBER 30, 2000
                               -------------------


TABLE OF CONTENTS
-----------------


                                                PAGE
                                                ----

INDEPENDENT AUDITORS' REPORT                     1

FINANCIAL STATEMENTS:

   BALANCE SHEET                                 2

   STATEMENT OF OPERATIONS                       3

   STATEMENT OF CHANGES IN
    STOCKHOLDER'S EQUITY                         4

   STATEMENT OF CASH FLOWS                      5-6

NOTES TO THE FINANCIAL STATEMENTS               7-9




























December 20, 2000

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of i-Academy, Inc.

We have audited the accompanying balance sheet of i-Academy, Inc., (a Florida corporation, development stage company and wholly-owned subsidiary of Stampede Worldwide, Inc.) as of September 30, 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from August 25, 2000 (inception) through September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i-Academy, Inc. as of September 30, 2000, and the results of its operations and cash flows for the period from August 25, 2000 (inception) through September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company's lack of significant operating history, operating losses and negative cash flows raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

BELLA, HERMIDA, GILLMAN, HANCOCK & MUELLER



Certified Public Accountants
Plant City, Florida


                                      1


                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

                                BALANCE SHEET
                             SEPTEMBER 30, 2000
                             ------------------


ASSETS
------

CURRENT ASSETS:
 Accounts Receivable, Net of
    Allowance of for Bad Debts
   Of $5,000                        $  20,170
 Inventory                             14,444
                                    ---------

   Total Current Assets                34,614

PROPERTY AND EQUIPMENT, NET           149,149

OTHER ASSETS                            7,500
                                    ---------

TOTAL ASSETS                      $   191,263
                                    =========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Deferred Revenues                $    44,170
                                     --------

STOCKHOLDER'S EQUITY:
 Common Stock, $.001 Par Value,
  100,000,000 Shares Authorized,
  100 Shares Issued and Outstanding
  at September 30, 2000
 Additional Paid In Capital           155,312
 Deficit Accumulated During
  the Developmental Stage            (  8,219)
                                     --------

   Total Stockholder's  Equity        147,093
                                     --------
TOTAL LIABILITIES AND
 STOCKHOLDER'S EQUITY             $   191,263
                                     ========

The Accompanying Notes are an Integral Part of This Financial Statement

                                      2



                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================


                           STATEMENT OF OPERATIONS
                     FOR THE PERIOD FROM AUGUST 25, 2000
                   (INCEPTION) THROUGH SEPTEMBER 30, 2000
                   --------------------------------------



OPERATING EXPENSES:

 General and Administrative          $   8,219
                                     ---------

   Total Operating Expenses              8,219
                                     ---------

NET LOSS                             $   8,219
                                     =========
























The Accompanying Notes are an Integral Part of This Financial Statement

                                       3







                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================



               STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                      FOR THE PERIOD FROM  AUGUST 25, 2000
                    (INCEPTION) THROUGH SEPTEMBER 30, 2000
----------------------------------------------


                         Common Stock   Additional      Accumulated
                             Shares   Paid-In Capital    Deficit
                         ------------ ---------------   -----------



Stock Issued for Cash          100       $       10       $

Capital Contributed by
  Parent Corporation                        155,302

Net Loss                                                     (8,219)
                               ---         --------        --------


Balance, September 30, 2000    100       $  155,312        $ (8,219)
                               ===         ========        ========











The Accompanying Notes are an Integral Part of This Financial Statement

                                      4








                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

                          STATEMENT OF CASH FLOWS
                    FOR THE PERIOD FROM AUGUST 25, 2000
                    (INCEPTION)THROUGH SEPTEMBER 30, 2000
                    -------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                              $  (8,219)
 Adjustments to Reconcile Net
  Income (Loss) to Net Cash Provided
  by Operating Activities:
   Depreciation and Amortization           3,104
   Net Contribution to Operations
    by Parent Corporation                  4,342
 Changes in Operating Assets and
  Liabilities:
   Accounts Receivable                  ( 20,170)
   Other Assets                         (  7,500)
   Inventory                            ( 14,444)
   Deferred Revenue                       44,170

                                         -------
     Net Cash Provided by
      Operating Activities                 1,283
                                         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures                   (  1,293)
                                         -------
     Net Cash Used in Investing
      Activities                        (  1,293)
                                         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from Common Stock Issued            10
                                         -------
     Net Cash Provided by
      Financing Activities                    10
                                         -------

NET INCREASE (DECREASE) IN CASH                0

CASH AT BEGINNING OF YEAR                      0
                                         -------

CASH AT END OF YEAR                    $       0
                                         =======


                                      5



                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

                     STATEMENT OF CASH FLOWS (CONTINUED)
                     FOR THE PERIOD FROM AUGUST 25, 2000
                   (INCEPTION) THROUGH SEPTEMBER 30, 2000
                   --------------------------------------



SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:

 Cash Paid during the Year
   for Interest                              $       0
                                                ======

 Cash Paid during the Year                   $       0
   for Income Taxes                             ======

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

 Property Contributed by
   Parent Corporation at Cost                $ 150,960
                                               =======





















The Accompanying Notes are an Integral Part of This Financial Statement

                                      6


                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
=====================================================

                       NOTES TO THE FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                               ------------------

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

i-Academy, Inc., was organized as a Florida corporation on August 25, 2000. The Company is a development stage entity and was formed to design and provide computer and information technology training classes. As a development stage entity, the Company is currently primarily focused on developing sales markets, designing curriculum and equipping classrooms.

The Company's success will depend in part on its ability to successfully market its training classes against a large number of well-established competitors. There can be no assurance that the Company will be able to develop sales markets for its products.

The Company has no significant operating history and from August 25, 2000 (inception) through September 30, 2000 has generated a net loss of $8,219 and negative cash flows. The Company has required and will continue to require significant contributions to operations from its parent, Stampede Worldwide, Inc. The accompanying financial statements for the period ending September 30, 2000 have been prepared assuming the Company will continue as a going concern. In order to fund future operations and to provide additional working capital, management intends to seek additional debt and equity financing, as well as candidates for possible mergers and acquisitions. However, there can be no assurance that such financing will be obtained in sufficient amounts necessary to meet the Company needs or that a suitable merger or acquisition will be consummated.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                       7




                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

                      NOTES TO THE FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2000
                             ------------------

Cash Equivalents
----------------

For purposes of financial statement presentation, the Company considers all highly liquid instruments with maturity of three months or less to be cash equivalents. The Company holds no such instruments at September 30, 2000.

Accounts Receivable
-------------------

The Company grants unsecured credit to certain customers. The Company estimates and records an allowance for bad debts.

Inventory
---------

Inventories are recorded at the lower of cost (first-in, first-out) or market. Inventories consist principally of promotional merchandise bearing the Company logo.

Property and Equipment
----------------------

Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives ranging from 5 to 10 years. Expenditures for maintenance and repairs are charged to expense as incurred.

Revenue Recognition
-------------------

Revenue from training classes is recognized as earned. Provisions for discounts, cancellations, and other adjustments are provided for in the same period the related sales are recorded. Deferred revenue represents tuition paid by customers for which classes have not commenced.




                                    8





                              i-ACADEMY, INC.
                              ===============
                     (A DEVELOPMENT STAGE COMPANY AND A
            WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
            ====================================================

                      NOTES TO THE FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2000
                             ------------------


NOTE 2:  PROPERTY AND EQUIPMENT

Property and Equipment, at cost, consist of the following:

     Computers and Software          $ 113,936
     Furniture and Fixtures             38,317
                                       -------

             Total                     152,253

     Less, Accumulated
      Depreciation and Amortization      3,104
                                       -------

     Net Property and Equipment      $ 149,149
                                       =======

Depreciation expense for the period from August 25, 2000 (inception) through September 30, 2000 was $3,104.


NOTE 3:  OTHER ASSETS

Other assets consist of an intangible asset of $7,500 representing the capitalized costs of the i-Academy name and logo.


NOTE 4:  INCOME TAXES

The Company files consolidated federal and state income tax returns with its parent company. In accordance with the inter-corporate tax allocation policy, the parent company allocates amounts equivalent to federal income tax charges or credits based on separate company taxable income or loss using the statutory rates to the Company. The parent company currently has significant net operating loss carryforwards that may be applied future income. These losses create a deferred tax asset at September 30, 2000. The parent company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization. The Company's portion of the net operating losses of $8,219 expires in 2015. The entire related deferred tax asset of $1,233 has been reduced to $0 by the valuation allowance.

                                 9



                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

                    FINANCIAL STATEMENTS (UNAUDITED)
                              JUNE 30, 2001
                              -------------


TABLE OF CONTENTS
-----------------


                                                PAGE
                                                ----


FINANCIAL STATEMENTS:


   BALANCE SHEET                                 1

   STATEMENT OF OPERATIONS                       2


   STATEMENT OF CHANGES IN
    STOCKHOLDER'S EQUITY                         3


   STATEMENT OF CASH FLOWS                      4-5



NOTES TO THE FINANCIAL STATEMENTS               6-7
















                                 10





                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

                         BALANCE SHEET (UNAUDITED)
                               JUNE 30, 2001
                               -------------


ASSETS
-----


PROPERTY AND EQUIPMENT, NET           132,747

OTHER ASSETS                            7,219
                                    ---------

TOTAL ASSETS                      $   139,966
                                    =========

LIABILITIES AND STOCKHOLDER'S EQUITY


STOCKHOLDER'S EQUITY:
 Common Stock, $.001 Par Value,
  100,000,000 Shares Authorized,
  100 Shares Issued and Outstanding
  at June 30, 2001
 Additional Paid In Capital           244,620
 Accumulated Deficit               (  104,654)
                                    ---------

   Total Stockholder's Equity         139,966
                                    ---------
TOTAL LIABILITIES AND
 STOCKHOLDER'S EQUITY             $   139,966
                                    =========

The Accompanying Notes are an Integral Part of This Financial Statement

                                 11













                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================


                     STATEMENT OF OPERATIONS (UNAUDITED)
                   FOR THE NINE MONTHS ENDED JUNE 30, 2001
                   ---------------------------------------


SALES                               $  71,174

COST OF SALES                          72,427
                                   ----------

    GROSS PROFIT (LOSS)               ( 1,253)


OPERATING EXPENSES                     97,234
                                    ---------

     LOSS FROM OPERATIONS             (98,487)


OTHER INCOME                            2,052
                                    ---------

     NET LOSS                        $(96,435)
                                    =========





















The Accompanying Notes are an Integral Part of This Financial Statement

                                 12







                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================



            STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (UNAUDITED)
                   FOR THE NINE MONTHS ENDED JUNE 30, 2001
           ---------------------------------------------------------


                         Common Stock   Additional      Accumulated
                            Shares    Paid-In Capital    Deficit
                         ------------ ---------------   -----------



Balance, September 30, 2000    100       $ 155,312       $(  8,219)

Capital Contributed by                      89,308
  Parent Corporation

Net Loss                                                  ( 96,435)
                               ---         --------       ---------



Balance, June 30, 2001         100       $ 244,620       $(104,654)
                               ===        ========        =========













The Accompanying Notes are an Integral Part of This Financial Statement

                                 13






                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

                  STATEMENT OF CASH FLOWS (UNAUDITED)
                FOR THE NINE MONTHS ENDED JUNE 30, 2001
                ---------------------------------------


CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss                              $( 96,435)
 Adjustments to Reconcile Net
  Income (Loss) to Net Cash Provided
  by Operating Activities:
   Depreciation and Amortization          21,949
   Net Contribution to Operations
    by Parent Corporation                 83,761
 Changes in Operating Assets and
  Liabilities:
   Accounts Receivable                    20,170
   Other Assets                              281
   Inventory                              14,444
   Deferred Revenue                     ( 44,170)

                                          ------
     Net Cash Provided by (Used in)
      Operating Activities                     0
                                          ------
CASH FLOWS FROM INVESTING ACTIVITIES:
                                               0
                                          ------
     Net Cash Providing by(Used in)
      Investing Activities                     0
                                          ------
CASH FLOWS FROM FINANCING ACTIVITIES:
                                               0
                                          ------
     Net Cash Provided by (Used in)
      Financing Activities                     0
                                          ------

NET INCREASE (DECREASE) IN CASH                0

CASH AT BEGINNING OF YEAR                      0
                                          ------

CASH AT END OF YEAR                    $       0
                                          ======


                                 14




                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

           STATEMENT OF CASH FLOWS (UNAUDITED)-CONTINUED
              FOR THE NINE MONTHS ENDED JUNE 30, 2001
           ---------------------------------------------



SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:

 Cash Paid during the Period
   for Interest                              $       0
                                                ======
 Cash Paid during the Period
   for Income Taxes                          $       0
                                                ======

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:

 Property Contributed by
    Parent Corporation at Cost               $   5,547
                                               =======





















The Accompanying Notes are an Integral Part of This Financial Statement

                                 15











                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                              JUNE 30, 2001
                              -------------

NOTE 1:  ORGANIZATION

i-Academy, Inc., was organized as a Florida corporation and a wholly owned subsidiary of Stampede Worldwide, Inc. on August 25, 2000 and was a development stage entity through September 30, 2000. During the nine months ended June 30, 2000, the Company began operating as a computer and information technology training facility. However, its operations were suspended on March 30, 2001 and the parent corporation, Stampede Worldwide, Inc., filed for protection under Chapter 11 of the Federal Bankruptcy Code on April 5, 2001. In May, 2001, i-Academy, Inc. entered into negotiations for a merger with Specialized Solutions, Inc. Specialized Solutions, Inc. designs and sells computer and information technology training products. Subsequent to the balance sheet date, the merger agreement was finalized, subject to the approval of the bankruptcy court. Under the terms of the agreement, the merged entity will operate under the name "Specialized Solutions, Inc." and 2.5 million shares of the common stock of the newly merged entity will be distributed to the shareholders of Stampede Worldwide, Inc., the parent corporation. Stampede Worldwide, Inc. will receive one million shares of the common stock of the newly merged company.


NOTE 2:  GOING CONCERN

The Company has no significant operating history and has generated operating losses and negative cash flows since inception. The Company has required significant contributions to operations from its parent, Stampede Worldwide, Inc. On March 30, 2001, the parent corporation, Stampede Worldwide, Inc., lacking capital for further investment, suspended operations of i-Academy, Inc. Subsequent to June 30, 2001, the Company entered into a merger agreement with Specialized Solutions, Inc. As discussed in Note 1, the newly merged entity will operate under the name "Specialized Solutions, Inc." The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.




                                 16




                              i-ACADEMY, INC.
                              ===============
             A WHOLLY-OWNED SUBSIDIARY OF STAMPEDE WORLDWIDE, INC.)
             =======================================================

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                              JUNE 30, 2001
                              -------------

NOTE 3:  BASIS OF PRESENTATION

The interim financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary to a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods. The accompanying financial statements do not contain all of the disclosures required by generally accepted accounting principles and should be read in conjunction with the audited financial statements and related notes for the period ended September 30, 2000. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the year ended September 30, 2001.



























                                 17

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Registrant may indemnify a director and must indemnify an officer who is made party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to in or not opposed to the best interests of the Registrant and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director or officer's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of Florida law regarding indemnification. The Registrant may not indemnify a director or an officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant or in connection with any other proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in a proceeding by or in the right of the Registrant is limited to reasonable expenses incurred in connection with the proceeding. To the extent a director or officer is successful on the merits or otherwise in the defense of any proceeding to which was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the Registrant, the Registrant must indemnify the director or officer against reasonable expenses incurred by him in connection with the proceeding. The Registrant may pay or reimburse the reasonable expenses incurred by a director or officer in advance of final disposition of a proceeding, provided the director furnishes the Registrant with written affirmation of his good faith and a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. The Board or special legal counsel must make a determination in each case of indemnification of a director, but not of an officer, that indemnification is permissible in the circumstances because the director has met the required standard of conduct.

Article XI of the Registrant's Bylaws also contain provisions for indemnification of directors and officers. See, Exhibit 3.2.

Item 25. Other Expenses of Issuance and Distribution.

Registration fees:
Federal                             $    2,500
Transfer Agent                      $    1,000

Printing                            $      500
Accounting                          $    2,000
                                     ---------
Total:                              $    6,000
                                     =========

Legal fees in connection with the registration statement have been paid in the form of 200,000 shares of the registrant's common stock.

Item 26. Recent Sales of Unregistered Securities.

The following information covers the Registrant's unregistered sales of securities within the three-year period ending on June 30, 2001 and the interim period subsequent thereto.
1. The Company issued 100 shares of common stock to Stampede Worldwide, Inc. at the time of its organization in August 2000. In connection with a merger in which the Company acquired its current business on August 8, 2001, the Company issued an additional 3,499,900 shares to Stampede Worldwide, Inc.

2. The Company issued 4,825,000 shares of common stock to Carrie A. Cameron in the merger of the company of which she was the sole stockholder into the Company on August 8, 2001. Also, pursuant to the agreement for this merger, the Company issued Common Stock to the following persons for the purposes indicated:

Jackson L. Morris       200,000 shares      legal services
John V. Whitman, Jr.    500,000 shares      director's fee
John A. Civatte, Jr.    394,923 shares      payment of note
J. Frank Foster          25,000 shares      compensation bonus
John Krysher             25,000 shares      compensation bonus
Robert E. Hartford       10,000 shares      compensation bonus
Susan Schmidt             5,000 shares      compensation bonus
Shawn Oliver              5,000 shares      compensation bonus
Barry Steves              2,000 shares      compensation bonus

3. The Company issued 20,000 shares of common stock to Winston D. Carlee, following the merger, for accounting services.

The registrant relies upon Section 4(2) of the Securities Act of 1933, as amended, for exemptions from the registration requirements of said Act for the issuance of the Common Stock described above.

Item 27. Exhibits.
3.1  Articles of Incorporation
3.2  Articles of Amendment to Articles of Incorporation
3.3  Articles of Merger
3.4  By-Laws, as Amended
5    Opinion re: legality
23.1 Consent of counsel (included in Exhibit 5)
23.2 Consent of independent public accountant

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (s230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tampa, State of Florida on September 6, 2001.

Specialized Solutions, Inc.
By: /s/ Carrie A. Cameron
President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                Capacity in which signed:          Date signed:

/s/ Carrie A. Cameron     Director, President          September 7, 2001
Carrie Cameron            and Principal Executive Officer



/s/ John V. Whitman, Jr. Director,                     September 7, 2001
John V. Whitman, Jr.




EXHIBIT 3.1  Articles of Incorporation

                      ARTICLES OF INCORPORATION OF
                             I-ACADEMY, INC.

        The undersigned, for the purpose of forming a corporation under the provisions of Chapter 607, Fla. Stat., the Florida Business Corporation Act, hereby states the following:

ARTICLE I - NAME AND ADDRESS

        Section 1.  The name of the Corporation shall be I-Academy, Inc.

        Section 2. The principal office and the initial mailing address of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

                          ARTICLE II - DURATION

        The Corporation shall have perpetual existence.

                    ARTICLE III - PURPOSE AND POWERS

        Section 1. The Corporation is formed for the purpose of engaging in any lawful activity or business for which corporations may be incorporated under the laws of the State of Florida.

        Section 2. The Corporation may exercise all powers, rights and privileges conferred on corporations pursuant to the laws of the State of Florida.

                       ARTICLE IV - CAPITAL STOCK

        The Corporation shall be authorized to issue one hundred million (100,000,000) shares of common stock, all of one class, having a par value of $.001 per share; and

                     ARTICLE V - BOARD OF DIRECTORS

        Section 1. The business and affairs of the Corporation shall be managed by a Board of Directors, the members of which shall be hereinafter referred to as Directors.

        Section 2. The number of Directors shall be as provided in the Bylaws of the Corporation, but shall not be less than three (3).

        Section 3. Directors shall be elected and hold office as provided in the Bylaws.

                            ARTICLE VI - BYLAWS

        Section 1. The Board of Directors shall adopt Bylaws for the Corporation at a meeting of the Board of Directors following the filing of these Articles of Incorporation.

        Section 2. The power to adopt, alter, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors or the stockholders in accordance with the provisions of the Bylaws.

        Section 3. Any Bylaws adopted by the Board of Directors or the stockholders may be altered, amended or repealed by the other group; provided, however, that any Bylaw adopted by the stockholders may provide that it shall be altered, amended, or repealed only by the stockholders.

                ARTICLE VII - REGISTERED OFFICE AND AGENT

        Section 1. The street address of the initial registered office of the Corporation shall be 3910 Riga Boulevard, Tampa, Florida 33619-1344.

        Section 2. The name of the initial registered agent of the Corporation located at said address shall be John V. Whitman, Jr.

                       ARTICLE VIII - INCORPORATOR

        The name and address of the incorporator is John V. Whitman, Jr., 3910 Riga Boulevard, Tampa, Florida 33619-1344.

        IN WITNESS WHEREOF, for the purpose of forming a corporation under the laws of the State of Florida, the undersigned executed these Articles of Incorporation on August 24, 2000.

                                      /s/ John V. Whitman, Jr.
                                   -----------------------------
                                      John V. Whitman, Jr.
---------------------------------------------------------------------------


ACCEPTANCE BY REGISTERED AGENT
                        ------------------------------
        I hereby accept to act as initial Registered Agent for I-Academy, Inc., as stated in these Articles of Incorporation.

                                      /s/ John V. Whitman, Jr.
                                  -----------------------------
                                      John V. Whitman, Jr


EXHIBIT 3.2  Articles of Amendment to Articles of Incorporation

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
i-ACADEMY, INC.
      Pursuant to the provisions of s607.1003, Fla. Stat., the Florida Business Corporation Act, i-Academy, Inc. does hereby amend its Articles of Incorporation as follows:
      1.  The name of the corporation is i-Academy, Inc.
      2. This Amendment to the Articles of Incorporation was duly approved and adopted on August 6, 2001 by written consent of all the issued and outstanding shares of common stock, there being no class of stock outstanding and entitled to vote thereon as a separate voting group, pursuant to s607.0726, Fla. Stat., by written consent without a meeting, pursuant to s607.0704, Fla. Stat., upon the recommendation of the board of directors on August 6, 2001 by written consent of all directors pursuant to s607.0821, Fla. Stat.
      3. The total number of shares of common stock issued and outstanding at the date of approval hereof was 8,325,000 shares and the vote of such shares in favor hereof was 8,325,000 shares, being sufficient in all respects for approval hereof.
      4. Article I, Section 1, of the Articles of Incorporation shall be, and it hereby is amended to change the name of the Corporation to Specialized Solutions, Inc.
      IN WITNESS WHEREOF, the undersigned, President of i-Academy, Inc., has executed the within Articles of Amendment this 6th day of August, 2001 and caused said Articles to be filed in the office of the Secretary of State for the State of Florida, effective upon the filing thereof.
   (CORPORATE SEAL)                      i-Academy, Inc.


ATTEST:
                                        By: /s/ Carrie Cameron
/s/ Carrie Cameron                      Carrie Cameron, President
Carrie Cameron, Secretary


EXHIBIT 3.3  Articles of Merger

ARTICLES OF MERGER
Merger of Specialized Solutions, Inc. into i-Academy, Inc.
      Pursuant to the provisions of s607.1101, et seq., Fla. Stat., the Florida Business Corporation Act, the undersigned corporations hereby adopt the following Articles of Merger for the purpose of merging themselves into one corporation.
      1. The names of the corporations which are parties to the merger are: Specialized Solutions, Inc., a Florida corporation, the absorbed corporation, ("Specialized") and i-Academy, Inc., a Florida corporation, the surviving corporation ("i-Academy").
      2. The Plan of Merger is that (i) Specialized shall be merged with i-Academy, be absorbed into i-Academy and cease to exist; (ii) i-Academy shall be the surviving company; (iii) all of the debts, obligations, property, rights and licenses of Specialized existing before the merger shall become the debts, obligations, property and rights of i-Academy; (iv) the 100 shares of Specialized's issued and outstanding common stock shall be converted automatically in the merger into 4,825,000 shares of i-Academy; (v) i-Academy will issue an additional 3,499,900 shares to the holder of its 100 shares of issued and outstanding common stock; and, (vi) the name of i-Academy shall be changed to "Specialized Solutions, Inc." By separate amendment of its Articles of Incorporation; (vii) the bylaws of i-Academy shall be and remain the bylaws of the surviving company; and (vii) the board of directors and officers of Specialized shall be the board of directors and officers of the surviving corporation, subject to additions thereto subsequent to the merger as determined by such board of directors.
      3. The merger shall be effective on the date these Articles of Merger are accepted for filing by the Secretary of State of Florida.
      4. The Plan of Merger was approved on August 6, 2001 by the stockholders of each of the undersigned corporations consistent with their corporate documents and in the manner prescribed by the Florida Business Corporation Act.
      5. As to each of the undersigned corporations, the numbers of shares outstanding and the designation and number of shares of each class entitled to vote as a class are as follows:
                                         TOTAL NUMBER OF SHARES OUTSTANDING
NAME OF CORPORATION                               AND ENTITLED TO VOTE
Specialized Solutions, Inc.                           100
I-Academy, Inc.                                       100

No shares are entitled to vote as a class.
      6. As to each of the undersigned corporations, the total number of shares voted for and against the Plan of Merger respectively, are as follows:
                                   TOTAL VOTED            TOTAL VOTED
NAME OF CORPORATION                    FOR                  AGAINST
Specialized Solutions, Inc.            100                     0
I-Academy, Inc.                        100                     0

      7. In the event 2,500,000 shares of the Corporations common stock have not been distributed on or before December 31, 2001 as a dividend to the stockholders of Stampede Worldwide, Inc., a Florida corporation, as provided herein, then Carrie Cameron shall have the sole and exclusive right to rescind the Merger and the parties shall be returned to the status quo ante.
      IN WITNESS WHEREOF, the undersigned, President of Specialized Solutions, Inc. and the President of i-Academy, Inc., have executed the within Articles of Merger this 6th day of August, 2001, and caused said Articles to be filed in the office of the Secretary of State for the State of Florida, effective upon the filing thereof.
   (CORPORATE SEAL)                       Specialized Solutions, Inc.
ATTEST:
                                        By: /s/ Carrie Cameron
/s/ Carrie Cameron                      Carrie Cameron, President
Carrie Cameron, Secretary
   (CORPORATE SEAL)                       i-Academy, Inc.
ATTEST:
                                        By: /s/ John V. Whitman, Jr.
/s/ Jackson L. Morris                   John V. Whitman, Jr., President
Jackson L. Morris, Secretary


EXHIBIT 3.4  By-Laws, as amended

                                 BYLAWS
                                   OF
                             i-ACADEMY, INC.

ARTICLE I.  GENERAL
      The provisions of this document constitute the Bylaws of i-Academy, Inc.68, a Florida corporation, hereinafter referred to as the Corporation, which Bylaws shall be utilized to govern, the management and operation of the Corporation.

ARTICLE II.  OFFICES AND AGENCY
      Section 1. Registered Office and Registered Agent. The registered office of the Corporation shall be located in the State of Florida at such place as may be fixed from time to time by the Board of Directors of the Corporation, the members of which shall be hereinafter referred to as Directors, upon filing of such notices as may be required by law, and the registered agent shall have a business office identical with such registered office.
      Section 2. Other Offices. The Corporation may have other offices within or outside the State of Florida at such place or places as the Board of Directors may from time to time determine.

ARTICLE III.  STOCKHOLDERS
      Section 1. Closing Transfer Books. For the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other purpose, the Board of Directors may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, sixty
(60) days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books shall be closed for at least ten (10) days immediately preceding such meeting.
      Section 2. Fixing Record Date. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any determination of stockholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken.
      Section 3. Other Determination of Stockholders. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders or stockholders entitled to receive payment of a dividend the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders.
      Section 4. Adjourned Meetings. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Article, such determination shall apply to any adjournment thereof, unless the Board of Directors fixes a new record date for the adjourned meeting.
      Section 5.  Record of Stockholders
            (a) If the Corporation has six or more stockholders of record, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number and class and series, if any, of shares held by each. The list shall be kept on file at the registered office of the Corporation, at the principal place of business of the Corporation or at the office of the transfer agent or registrar of the Corporation for a period of ten (10) days prior to such meeting and shall be subject to inspection by any stockholder at any time during usual business hours. The list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder at any time during the meeting.
            (b) If the requirements of paragraph (a) above have not been substantially complied with, the meeting, on demand of any stockholder in person or by proxy, shall be adjourned until the requirements are complied with. If no such demand is made, failure to comply with the requirements of paragraph (a) shall not affect the validity of any action at such meeting.

ARTICLE IV.  STOCKHOLDERS' MEETINGS
      Section 1. Annual Meetings. The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting, shall be held each year within three months after the end of the fiscal year, or at such other time as the Board of Directors or stockholders shall direct; provided, however, that the annual meeting for any year shall be held at no later than thirteen (13) months after the last preceding annual meeting of stockholders.
      Section 2. Special Meetings. Special meetings of the stockholders for any purpose may be called at any time by the President of the Corporation, Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at the meeting.
      Section 3. Place of Meetings. All meetings of the stockholders shall be at the principal place of business of the Corporation or at such other place, either within or without the State of FLORIDA, as the Board of Directors or the stockholders may from time to time designate.
      Section 4. Notice. Written or printed notice stating the place, day and hour of any meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than ten
(10) nor more than sixty (60) days before the meeting, by or at the direction of the President, the Secretary or other persons calling the meeting. Notice to stockholders shall be given by personal delivery, by first class U.S. Mail or by telephone facsimile with receipt confirmed; and, if mailed, such notice shall be deemed to be delivered when deposited, the deposit thereof certified by the Secretary of the Corporation, in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.
      Section 5. Adjourned Meetings. A majority of the stockholders present, whether or not a quorum exists, may adjourn any meeting of the stockholders to another time and place. Notice of any such adjourned meeting, or of the business to be transacted thereat need not be given of any adjourned meeting if the time and place of the adjourned meeting are announced at the time of the adjournment, unless the time of the adjourned meeting is more than thirty days after the meeting at which the adjournment is taken.
      Section 6. Waiver of Notice. A written waiver of notice signed by any stockholder, whether before or after any meeting, shall be equivalent to the giving of timely notice to said stockholder. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
      Section 7.  Quorum and Voting.
            (a) Stockholders representing a majority of the shares entitled to vote in attendance at any meeting of stockholders, shall constitute a quorum for the transaction of business at such meeting, unless otherwise specifically provided by these Bylaws or applicable law. When a specified item of business is required to be voted on by a class or series of stock, a majority of the shares of such class or series shall constitute a quorum for the transaction of such item of business by that class or series. Attendance shall be either in person, by proxy, or by telephonic or radio connection whereby the distant stockholder and those stockholders present in person all hear and may speak to and be heard on the matters raised therein.
            (b) If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the Articles of Incorporation, these Bylaws or applicable law.
            (c) After a quorum has been established at a stockholders' meeting, the subsequent withdrawal of stockholders, so as to reduce the number of stockholders entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof. The affirmative vote of a majority of the shares then represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders unless otherwise provided by the Articles of Incorporation, these Bylaws or applicable law.
            (d) A person entitled to vote shares at a meeting of the stockholders shall be deemed to have attended such meeting in person if such person has attended by telephone or radio connection whereby the distant person and the other stockholders present at such meeting all hear and may speak to and be heard on the matters raised therein.
      Section 8.  Voting of Shares
            (a) Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.
            (b) Treasury shares, shares of stock of the Corporation owned by another corporation of which the majority of the voting stock is owned or controlled by the Corporation, and shares of stock of the Corporation held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.
            (c) A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact.
            (d) Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate stockholder; or, in the absence of any applicable bylaw, by such person as the Board of Directors of the corporate stockholder may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate stockholder. In the absence of any such designation, or in case of conflicting designation by the corporate stockholder, the chairman of the board, president, any vice president, secretary and treasurer of the corporate stockholder shall be presumed to possess, in that order, authority to vote such shares.
            (e) Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him in trust without a transfer of such shares into his name.
            (f) Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.
            (g) A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares so transferred.
            (h) On and after the date on which written notice of redemption of redeemable shares has been mailed to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.
      Section 9.  Proxies
            (a) Every stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact, may authorize another person or persons to act for him by proxy.
            (b) Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after the expiration of eleven
(11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.
            (c) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the stockholder who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the corporate officer responsible for maintaining the list of stockholders.
            (d) If a proxy for the same shares confers authority upon two or more persons and does not otherwise provide, a majority of them present at the meeting, or if only one is present, then that one, may exercise all the powers conferred by the proxy; but if the proxy holders present at the meeting are equally divided as to the right and manner of voting in any particular case, the voting of such shares shall be prorated.
            (e) If a proxy expressly provides, any proxy holder may appoint, in writing, a substitute to act in his place.
      Section 10. Voting Trusts. Any number of stockholders of the Corporation may create a voting trust for the purpose of conferring upon a trustee or trustees the right to vote or otherwise represent their shares for a period not to exceed ten (10) years, as provided by law. A counterpart of the voting trust agreement and a copy of the record of the holders of voting trust certificates shall be deposited with the Corporation at its registered office as provided by law. These documents shall be subject to the same right of examination by a stockholder of the Corporation, in person or by agent or attorney, as are the books and records of the Corporation and shall also be subject to examination by any holder of record of voting trust certificates, either in person or by agent or attorney, at any reasonable time for any proper purpose.
      Section 11. Stockholders' Agreements. Two or more stockholders of the Corporation may enter a written agreement, signed by the parties thereto, providing for the exercise of voting rights in the manner provided in the agreement or relating to any phase of the affairs of the Corporation as provided by law. Nothing therein shall impair the right of the Corporation to treat the stockholders of record as entitled to vote the shares standing in their names.
      Section 12.  Action by Stockholders Without a Meeting
            (a) Any action required by law, these Bylaws, or the Articles of Incorporation of the Corporation to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If any class of shares is entitled to vote thereon as a class, such written consent shall be required of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.
            (b) Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those stockholders who have not consented in writing. The notice shall fairly summarize the material features of the authorized action and, if the action be a merger, consolidation or sale or exchange of assets for which dissenters rights are provided under law, the notice shall contain a clear statement of the right of stockholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of the law regarding the rights of dissenting stockholders.
      Section 13. New Business. Any Stockholder of record may make a proposal of new business to be acted upon at an annual or special meeting of Stockholders, only if and provided written notice of such proposed new business is filed with the Secretary of the Corporation not less than five business days prior to the day of meeting, but no other proposal shall be acted upon at such meeting.

ARTICLE V.  DIRECTORS
      Section 1. Function. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, except as may otherwise be provided by the Articles of Incorporation, these Bylaws or applicable law. The Board of Directors shall make appropriate delegations of authority to the officers and, to the extent permitted by law, by appropriate resolution, the Board of Directors may authorize one or more committees to act on its behalf when it is not in session.
      Section 2. Qualification. Directors need not be residents of the State of Florida or stockholders of the Corporation.
      Section 3. Compensation. The Board of Directors shall have authority to fix the compensation of Directors.
      Section 4.  Duties of Directors.
            (a) A Director shall be expected to attend meetings, whether annual, or special, of the Board of Directors and of any committee to which the Director has been appointed.
            (b) A Director shall perform his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.
            (c) In performing his duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:
                  (1) One or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;
                  (2) Counsel, public accountants or other persons as to matters which the Director reasonably believes to be within such persons' professional or expert competence; or
                  (3) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or these Bylaws, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence.
            (d) A Director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted.
            (e) A person who performs his duties in compliance with this section shall have no liability by reason of being or having been a Director of the Corporation.
      Section 5. Number. The number of Directors of the Corporation shall be two (2). This number may be increased or decreased from time to time by amendment to these Bylaws or by election of a number of persons as directors which exceeds at any time such number, but no decrease shall have the effect of shortening the term of any incumbent Director; provided, that the resignation or removal of a number of directors director(s) which exceeds the number set forth first in this Section shall reduce the authorized number of directors to the number thereof remaining in office, but not to a number less than the number set forth first in this Section. Unfilled vacancies on the board of directors shall not prevent the board of directors from conducting business.
      Section 6.  Election and Term.
            (a) Each person named in the Articles of Incorporation as a member of the initial Board of Directors shall hold office until the first annual meeting of stockholders and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.
            (b) At the first meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect Directors to hold office until the next succeeding annual meeting. Each Director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.
      Section 7.  Removal of Directors.
            (a) At a meeting of stockholders called expressly for that purpose, any Director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in an election of Directors.
            (b) If less than the entire Board of Directors is to be removed and if cumulative voting is permitted by the Articles of Incorporation, no one of the Directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.
      Section 8. Resignation of Director. A Director may resign from the Board of Directors by providing written notification of such resignation to the President of the Corporation, and such resignation shall become effective immediately upon receipt by the President of said written notification or at such later date as may be specified in the notification.
      Section 9. Vacancies. Any vacancy occurring in the membership of the Board of Directors, including any vacancy created by reason of an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. A Director so elected shall hold office until the next election of Directors by the stockholders.

ARTICLE VI.  DIRECTORS' MEETINGS
      Section 1. Regular Meetings. The Board of Directors shall hold, without notice, a regular meeting immediately after the adjournment of the annual meeting of stockholders and such other regular meetings as they may, by resolution, designate from time to time.
      Section 2. Special Meetings. Special meetings of the Board of Directors may be called at any time by the President of the Corporation or by any two Directors.
      Section 3. Place of Meeting. All meetings of the Board of Directors shall be held at the principal place of business of the Corporation or at such other place, either within or without the State of Florida, as the Directors may from time to time designate; provided, however, no such meeting shall be held outside the State of Florida if at least two (2) Directors object in writing not less than three (3) days before such meeting.
      Section 4. Notice of Meeting. Written or printed notice stating the place, day and hour of any special meeting of the Board of Directors must be given to each Director not less than five (5) nor more than thirty (30) days before the meeting, by or at the direction of the President or other persons calling the meeting. Notice shall be given either personally or by telegram, cablegram or first class mail; and if mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the Director at his address, as it appears in the records of the Corporation, with postage thereon prepaid. Except as otherwise specified in these Bylaws, the notice need not specify the business to be transacted at, nor the purpose of, any meeting.
      Section 5. Waiver of Notice. A written waiver of notice signed by any Director, whether before or after any meeting, shall be equivalent to the giving of timely notice to said Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a Director attends a meeting for the express purpose, as stated at the beginning of the meeting, of objecting to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the Directors need be specified in any written waiver of notice.
      Section 6. Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.
      Section 7. Adjourned Meeting. A majority of the Directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting shall be given to the Directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other Directors.
      Section 8. Quorum. A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business at any meeting of the Directors, unless otherwise specifically provided by the Articles of Incorporation, these Bylaws or applicable law. Attendance shall be either in person or by telephonic or radio connection whereby the distant Director and those Directors present in person all hear and may speak to and be heard on the matters raised therein.
      Section 9. Voting. Each Director who is entitled to vote and who is present at any meeting of the Board of Directors shall be entitled to one
(1) vote on each matter submitted to a vote of the Directors. An affirmative vote, of a majority of the Directors present at a meeting of Directors at which a quorum is present, shall constitute the approval, ratification and confirmation of the Board of Directors.
      Section 10. Proxies Prohibited. No Director may authorize another person or entity to act in said Director's stead by proxy or otherwise.
      Section 11. Action by Directors Without a Meeting. Any action required or which may be taken at a meeting of the Directors, or of a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed by all of the Directors or all of the members of the committee, as the case may be. Such consent shall have the same effect as a unanimous vote.
      Section 12.  Directors' Conflicts of Interest.
            (a) No contract or other transaction between the Corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of the Directors are directors or officers or are financially interested shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose, if:
                  (1) The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose, even though less than a majority of the quorum, without counting the votes or consents of such interested Directors; or
                  (2) The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote, and they authorize, approve or ratify such contract or transaction by vote or written consent; or
                  (3) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, a committee or the stockholders.
            (b) Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.
            (c) The position of director, officer or employee of a not-for-profit corporation held by a Director of the Corporation shall not be deemed to create a conflict of interest for such Director, with respect to approval of dealings between the Corporation and the not-for-profit corporation.
            (d) In the event all Directors of the Corporation are directors, officers or employees of or have a financial interest in another corporation, firm, association or entity, the vote or consent of all Directors shall be counted for purposes of approving any contract or transaction between the Corporation and such other corporation, firm, association or entity.
      Section 13. Procedure. The Board of Directors may adopt their own rules of procedure which shall not be inconsistent with the Articles of Incorporation, these Bylaws or applicable law.

ARTICLE VII.  EXECUTIVE AND OTHER COMMITTEES
      Section 1. Designation. The Board of Directors, by resolution adopted by a majority of the full Board of Directors may designate from among its members an executive committee and one or more other committees. The Board of Directors, by resolution adopted in accordance with this section, may designate one or more Directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee.
      Section 2. Powers. Any committee designated as provided above shall have and may exercise all the authority granted to it by the Board of Directors, except that no committee shall have the authority to:
            (a) Approve or recommend to stockholders actions or proposals required by law to be approved by stockholders;
            (b) Designate candidates for the office of Director, for purposes of proxy solicitation or otherwise;
            (c) Fill vacancies on the Board of Directors or any committee thereof;
            (d)  Amend the Bylaws;
            (e) Authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or
            (f) Authorize or approve the issuance or sale of, or any contract to issue or sell, shares or designate the terms of a series of a class of shares, except that the Board of Directors, having acted regarding general authorization for the issuance or sale of shares, or any contract therefor, and, in the case of a series, the designation thereof, may, pursuant to a general formula or method specified by the Board of Directors by resolution or by adoption of a stock option or other plan, authorize a committee to fix the terms of any contract for the sale of the shares and to fix the terms upon which such shares may be issued or sold, including, without limitation, the price, the rate or manner of payment of dividends, provisions for redemption, sinking fund, conversion, voting or preferential rights, and provisions for other features of a class of shares, or a series of a class of shares, with full power in such committee to adopt any final resolution setting forth all the terms thereof and to authorize the statement of the terms of a series for filing with the Department of State.

ARTICLE VIII.  OFFICERS
      Section 1. Designation. The officers of the Corporation shall consist of a president, one or more vice presidents (if determined to be necessary by the Board of Directors), a secretary and a treasurer. The Corporation shall also have such other officers, assistant officers and agents as may be deemed necessary or appropriate by the Board of Directors from time to time. Any two or more offices may be held by the same person. The failure to elect a president, vice president, secretary or treasurer shall not affect the existence of the Corporation. The office of the president may, in the discretion of the Board of Directors, be divided into the office of the chief executive officer and the office of the chief operating officer, provided, that the office of the chief executive officer shall be the office of the president for purposes of state and federal laws requiring such office or the signature of such officer.
      Section 2. Duties. The officers of the Corporation shall have the following duties.
            (a) President. The President shall be the Chief Executive Officer of the Corporation, shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors, and shall preside at all meetings of the stockholders and Board of Directors.
            (b) Vice President. In the absence of the President or in the event of his death, inability or refusal to act, the Vice President (or in the event there is more than one vice president, the vice presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Corporation, and shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.
            (c) Secretary. The Secretary shall have custody of, and maintain, all of the corporate records except the financial records; shall record the minutes of all meetings of the stockholders and Board of Directors; send out all notices of meetings; and perform such other duties as may be prescribed by the Board of Directors or the President.
            (d) Treasurer. The Treasurer shall have custody of all corporate funds and financial records, shall keep full and accurate accounts of receipts and disbursements and render accounts thereof at the annual meetings of stockholders and whenever else required by the Board of Directors or the President, and shall perform such other duties as may be prescribed by the Board of Directors or the President.
      Section 3. Election. All officers shall be elected by the Board of Directors.
      Section 4. Tenure. Each officer shall take and hold office from the date of his election until the next annual meeting of the Board of Directors and until his successor shall have been duly elected and qualified or until his earlier resignation, removal from office or death.
      Section 5. Resignation of Officers. Any officer or agent elected or appointed by the Board of Directors may resign such office by providing written notification of such resignation to the President (or if the President is resigning, to the Vice President) of the Corporation.
      Section 6.  Removal of Officers
            (a) Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby.
            (b) Any officer or agent elected by the stockholders may be removed only by vote of the stockholders, unless the stockholders shall have authorized the Directors to remove such officer or agent.
            (c) Removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed; however, election or appointment of an officer or agent shall not of itself create contract rights.
      Section 7. Vacancies. Any vacancy, however occurring, in any office, may be filled by the Board of Directors.

ARTICLE IX.  STOCK CERTIFICATES
      Section 1. Issuance. Every holder of shares in the Corporation shall be entitled to have a certificate, representing all shares to which he is entitled. No certificate shall be issued for any share until such share is fully paid.
      Section 2.  Form.
            (a) Certificates representing shares in this Corporation shall be signed by the President or Vice President and the Secretary or an Assistant Secretary and may be sealed with the seal of this Corporation or a facsimile thereof. The signatures of the President or Vice President and the Secretary or Assistant Secretary may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.
            (b) If there is more than one class of stock, every certificate representing shares issued by the Corporation shall set forth or fairly summarize upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of: the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued; the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined; and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.
            (c) Every certificate representing shares which are restricted as to the sale, disposition or other transfer of such shares shall state that such shares are restricted as to transfer and shall set forth or fairly summarize upon the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of, such restrictions.
            (d) Each certificate representing shares shall state upon the face thereof: the name of the Corporation; that the Corporation is organized under the laws State of Florida; the name of the person or persons to whom issued; the number and class, if any, of shares, and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate, or a statement that the shares are without par value.
      Section 3. Transfers of Stock. Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar; and before a new certificate is issued, the old certificate shall be surrendered for cancellation and shall be properly endorsed by the holder of record or by his duly authorized attorney. The Board of Directors may, by resolution, open a share register in any state of the United States and may employ an agent or agents to keep such register and to record transfers of shares therein.
      Section 4. Registered Owner. Registered stockholders only shall be entitled to be treated by the Corporation as the holders in fact of the stock standing in their respective names, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of the State of Florida.
      Section 5. Lost, Stolen or Destroyed Certificates. The Corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate:
            (a) Makes proof in affidavit form that it has been lost, destroyed or wrongfully taken;
            (b) Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;
            (c) Gives bond or other security in such form as the Corporation may direct to indemnify the Corporation, the transfer agent and registrar against any claim that may be made on account of the alleged loss, destruction or theft of a certificate; and
            (d) Satisfies any other reasonable requirements imposed by the Corporation.
      Section 6. Fractional Shares or Scrip. The Corporation may, but shall not be obliged to, issue a certificate for a fractional share, which shall entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. In lieu of fractional shares, the Board of Directors may provide for the issuance of scrip in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip aggregating a full share.
      Section 7. Shares of Another Corporation. Shares owned by the Corporation in another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the Board of Directors may determine or, in the absence of such determination, by the President of the Corporation.

ARTICLE X.  DIVIDENDS
      Section 1. Declaration. The Board may from time to time declare, and the Corporation may pay, dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent, when the payment thereof would render the Corporation insolvent, or when the declaration or payment thereof would be contrary to any restrictions contained in the Articles of Incorporation, subject to the following provisions:
            (a) Dividends in cash or property may be declared and paid, except as otherwise provided in this section, only out of the unreserved and unrestricted earned surplus of the Corporation or out of capital surplus, howsoever arising, but each dividend paid out of capital surplus shall be identified as a distribution of capital surplus, and the amount per share paid from such surplus shall be disclosed to the stockholders receiving the same concurrently with the distribution.
            (b) Dividends may be declared and paid in the Corporation's own treasury shares.
            (c) Dividends may be declared and paid in the Corporation's own authorized but unissued shares out of any unreserved and unrestricted surplus of the Corporation upon the following conditions:
                  (1) If a dividend is payable in shares having a par value, such shares shall be issued at not less than the par value thereof, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate par value of the shares to be issued as a dividend.
                  (2) If a dividend is payable in shares without par value, such shares shall be issued at such stated value as shall be fixed by the Board of Directors by resolution adopted at the time such dividend is declared, and there shall be transferred to stated capital, at the time such dividend is paid, an amount of surplus equal to the aggregate stated value so fixed in respect of such shares; and the amount per share so transferred to stated capital shall be disclosed to the stockholders receiving such dividend concurrently with the payment thereof.
            (d) No dividend payable in shares of any class shall be paid to the holders of shares of any other class unless the Articles of Incorporation so provide or such payment is authorized by the affirmative vote or the written consent of the holders of at least a majority of the outstanding shares of the class in which the payment is to be made.
            (e) A split-up or division of the issued shares of any class into a greater number of shares of the same class without increasing the stated capital of the Corporation shall not be construed to be a share dividend within the meaning of this section.
      Section 2. Holders of Record. The holders of record shall be determined as provided in Article III of these Bylaws.

ARTICLE XI.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES
AND AGENTS
      Section 1.  Indemnification For Actions, Suits or Proceedings
            (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The adverse termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
            (b) The Corporation shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is firmly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
            (c) To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.
            (d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made:
                  (1) By the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or
                  (2) If such a quorum is not obtainable, or even if obtainable, a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or
                  (3) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding.
            (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in subsection (d) upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.
      Section 2. Other Indemnification. The indemnification provided by these Articles shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      Section 3. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation shall have indemnified him against such liability under the provisions of this Article XI.

ARTICLE XII.  BOOKS AND RECORDS
      Section 1.  Books and Records
            (a) This Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its stockholders, Board of Directors and committees of Directors.
            (b) This Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number, class and series, if any, of the shares held by each.
            (c) Any books, records and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.
      Section 2. Stockholders' Inspection Rights. Any person who shall have been a holder of record of shares or of voting trust certificates therefor at least six (6) months immediately preceding his demand or shall be the holder of record of, or the holder of record of voting trust certificates for, at least five percent (5%) of the outstanding shares of any class or series of the Corporation, upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time or times, for any proper purpose, its relevant books and records of accounts, minutes and records of stockholders and to make extracts therefrom.
      Section 3.  Financial Information.
            (a) Not later than four (4) months after the close of each fiscal year, the Corporation shall prepare a balance sheet showing in reasonable detail the financial condition of the Corporation as of the close of its fiscal year, and a profit and loss statement showing the results of the operations of the Corporation during its fiscal year.
            (b) Upon the written request of any stockholder or holder of voting trust certificates for shares of the Corporation, the Corporation shall mail to such stockholder or holder of voting trust certificates a copy of the most recent such balance sheet and profit and loss statement.
            (c) The balance sheets and profit and loss statements shall be filed in the registered office of the Corporation in Florida, shall be kept for at least five (5) years, and shall be subject to inspection during business hours by any stockholder or holder of voting trust certificates, in person or by agent.

ARTICLE XIII.  CORPORATE SEAL
      The Board of Directors shall provide a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the Corporation, the state of incorporation and the year of incorporation.

ARTICLE XIV.  AMENDMENT TO BYLAWS
      Section 1. By Stockholder. The stockholders, by the affirmative vote of a majority of the voting stock, shall have the power to alter, amend, and repeal the Bylaws of this Corporation or to adopt additional Bylaws and any Bylaw so adopted may specifically provide that such Bylaw can only be altered, amended or repealed by the stockholders.
      Section 2. By Directors. The Board of Directors, by affirmative vote of a majority of the Board of Directors, shall have the power to adopt additional Bylaws or to alter, amend, and repeal the Bylaws of this Corporation, except when any Bylaw adopted by the stockholders specifically provides that such Bylaw can only be altered, amended, or repealed by the stockholders.


SECRETARY'S CERTIFICATE
      I HEREBY CERTIFY that I am the Secretary of i-Academy, Inc. and the foregoing Bylaws of said Corporation were duly adopted by the Board of Directors of the Corporation by action by written consent of said Board of Directors effective on August 6, 2001.
      IN WITNESS WHEREOF, I have affixed my signature on August 6, 2001.

                                           _________________________
                                           Carrie Cameron, Secretary

HISTORY OF BYLAWS

      The initial Bylaws of i-Academy, Inc. were first adopted on August 26, 2000. Amendments made subsequent to that date should be listed below
CHANGE      DATE OF      BY WHOM      ARTICLE     SECTIONS
NUMBER,     ADOPTION     ADOPTED      AMENDED      AMENDED
One     August 6, 2001    Board    Entirely Amended and Restated



EXHIBIT 5:  Opinion RE: Legality

JACKSON L. MORRIS
ATTORNEY AT LAW
3116 West North A Street
Tampa, Florida 33609-1544
September 6, 2001
Board of Directors
Specialized Solutions, Inc.
Tampa, Florida
Re:  Registration Statement on Form SB-2
Ladies and Gentlemen:
I am special counsel for Specialized Solutions, Inc., a Florida corporation, (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2 ("Registration Statement") for the offer and sale of up to ten million shares (the "Shares") of the Company's common stock, $.001 par value per share, 5,292,000 of which are currently issued, outstanding and owned by stockholders of the Company (including 2,500,000 shares to be distributed as a dividend in kind to the stockholders of Stampede Worldwide, Inc., a Florida Corporation) and 4,708,000 of which are to be sold by the Company in a self-underwritten public offering as described in said registration statement. Based upon my review of appropriate records of proceedings of the Company's board of directors, subscription documents and the Company's audited balance sheets for the year ended December 31, 2000 and the six-month period ended June 30, 2001. It is my opinion that the issued and outstanding Shares included in the Registration Statement are and the Shares to be issued when delivered against payment therefore in an amount approved by the Board of Directors will be legally authorized, duly and validly issued, fully paid and non-assessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interests of Named Experts and Counsel."
Very truly yours
/s/  Jackson L. Morris
Jackson L. Morris





EXHIBIT 23.1:  CONSENT OF COUNSEL

Included in Exhibit 5

EXHIBIT 23.2   CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated April 12, 2001, relating to the December 31, 2000 and 1999 financial statements of Specialized Solutions, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.

Furthermore, we hereby consent to the use in this Registration Statement on Form SB-2 of our report dated December 20, 2000, relating to the December 31, 2000 and 1999 financial statements of i-Academy, Inc. and to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ W. Andrew Mueller
W. Andrew Mueller, C.P.A.
Bella, Hermida, Gillman, Hancock & Mueller
Plant City, Florida
September 7, 2001